Exhibit 10.31

EXECUTION COPY

Unpublished CUSIP Number: 92825SAA6

FIVE-YEAR REVOLVING CREDIT AGREEMENT

DATED AS OF FEBRUARY 15, 2008

AMONG

VISA INC., VISA INTERNATIONAL SERVICE ASSOCIATION,

AND VISA U.S.A. INC.,

AS BORROWERS,

THE LENDERS,

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT,

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT,

AND

GOLDMAN SACHS CREDIT PARTNERS L.P.

CITIBANK, N.A.

HSBC BANK USA, N.A.

MERRILL LYNCH BANK USA

UBS SECURITIES LLC

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS CO-DOCUMENTATION AGENTS

BANC OF AMERICA SECURITIES LLC

AND

J.P. MORGAN SECURITIES INC.,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

i	Five-Year Revolving Credit Agreement

2.23	Non-Receipt of Funds by the Administrative Agent	36

2.24	Participations in Swing Loans	37

2.25	Market Disruption	39

2.26	Judgment Currency	39

2.27	Increase in Commitments	40

2.28	Replacement of Lender	41

ARTICLE III - YIELD PROTECTION; TAXES		42

3.1	Yield Protection	42

3.2	Changes in Capital Adequacy Regulations	42

3.3	Availability of Advances	43

3.4	Funding Indemnification	43

3.5	Taxes	44

3.6	Lender Statements; Survival of Indemnity	46

ARTICLE IV - CONDITIONS PRECEDENT		46

4.1	Conditions to Closing Date	46

4.2	Each Advance	47

ARTICLE V - REPRESENTATIONS AND WARRANTIES		48

5.1	Existence and Standing	48

5.2	Authorization and Validity	48

5.3	No Conflict; Government Consent	48

5.4	Financial Statements	49

5.5	Material Adverse Change	49

5.6	Taxes	49

5.7	Litigation	50

5.8	Subsidiaries	50

5.9	Contingent Obligations	50

5.10	Accuracy of Information	50

5.11	Regulation U	50

5.12	Material Agreements	50

5.13	Compliance With Laws	50

5.14	Ownership of Properties	50

5.15	Plan Assets; Prohibited Transactions	51

5.16	Environmental Matters	51

ii	Five-Year Revolving Credit Agreement

5.17	Investment Company Act	51

5.18	ERISA	51

ARTICLE VI - COVENANTS		51

6.1	Financial Reporting	52

6.2	Use of Proceeds	54

6.3	Notice of Default	54

6.4	Conduct of Business	54

6.5	Taxes	54

6.6	Insurance	54

6.7	Compliance with Laws	54

6.8	Maintenance of Properties	55

6.9	Inspection	55

6.10	Mergers, Etc.	55

6.11	Investments and Acquisitions	55

6.12	Liens	56

6.13	Affiliates	57

6.14	Contingent Obligations	57

6.15	Pari Passu Ranking	57

6.16	Books and Records	57

6.17	Consolidated Indebtedness to Consolidated EBITDA Ratio	57

6.18	Restructuring Agreement	57

ARTICLE VII - EVENTS OF DEFAULT		58

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		59

8.1	Acceleration	59

8.2	Dollar Conversion and Assignment of Obligations	60

8.3	Amendments	61

8.4	Preservation of Rights	62

ARTICLE IX - GENERAL PROVISIONS		62

9.1	Survival of Representations	62

9.2	Governmental Regulation	62

9.3	Headings	62

9.4	Entire Agreement	62

9.5	Several Obligations; Benefits of this Agreement	63

iii	Five-Year Revolving Credit Agreement

9.6	Expenses; Indemnification	63

9.7	Non-reliance	65

9.8	Severability of Provisions	65

9.9	Nonliability of Lenders	65

9.10	Confidentiality	65

9.11	No Advisory or Fiduciary Responsibility	66

9.12	Disclosure	66

9.13	Termination of Existing Agreement	67

ARTICLE X - THE ADMINISTRATIVE AGENT		67

10.1	Appointment and Authority	67

10.2	Rights as a Lender	67

10.3	Exculpatory Provisions	67

10.4	Reliance by Administrative Agent	68

10.5	Delegation of Duties	68

10.6	Resignation of Administrative Agent	69

10.7	Non-Reliance on Administrative Agent and Other Lenders	69

10.8	No Other Duties, Etc.	70

10.9	Administrative Agent May File Proofs of Claim	70

ARTICLE XI - Guarantee		70

11.1	Guarantee	70

11.2	Acknowledgments, Waivers and Consents	71

11.3	Reinstatement	73

11.4	Subrogation	73

11.5	Remedies	74

11.6	Payments	74

11.7	Solvency	74

ARTICLE XII - SETOFF; RATABLE PAYMENTS		74

12.1	Setoff	74

12.2	Ratable Payments	74

ARTICLE XIII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		75

13.1	Successors and Assigns	75

13.2	Participations	75

13.3	Assignments	76

iv	Five-Year Revolving Credit Agreement

13.4	Tax Treatment	78

13.5	New Lenders and Reallocation of Commitments	78

ARTICLE XIV - NOTICES		79

14.1	Notices	79

14.2	Change of Address	80

14.3	Reliance by Administrative Agent and Lenders	81

ARTICLE XV - COUNTERPARTS		81

ARTICLE XVI - CHOICE OF LAW; CONSENT TO JURISDICTION;		81

16.1	CHOICE OF LAW	81

16.2	CONSENT TO JURISDICTION	81

16.3	WAIVER OF JURY TRIAL	82

16.4	USA PATRIOT Act Notice	82

v	Five-Year Revolving Credit Agreement

SCHEDULES

Schedule 1	Commitment Schedule
Schedule 2	Pricing Schedule
Schedule 3	Certain Lending Installation and Notice Addresses
Schedule 4A	Mandatory Cost Rate for Eurocurrency Loans and Sterling Swing Loans
Schedule 4B	Mandatory Cost Rate for Euro Swing Loans
Schedule 5.7	Litigation
Schedule 5.8	Subsidiaries
Schedule 5.9	Contingent Obligations
Schedule 5.14	Liens
Schedule 6.11	Other Investments
Schedule 6.13	Permitted Affiliate Transactions

EXHIBITS

Exhibit A	Form of Opinion of Counsel for the Borrowers
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Note
Exhibit F	Form of Advance Borrowing Notice
Exhibit G	Form of Swing Loan Borrowing Notice
Exhibit H	Form of Continuation/Conversion Notice

vi	Five-Year Revolving Credit Agreement

FIVE-YEAR REVOLVING CREDIT AGREEMENT

THIS FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of February 15, 2008, is among Visa Inc., a Delaware corporation (“Visa Inc.”), Visa International Service Association, a Delaware corporation (“Visa International”), and Visa U.S.A. Inc., a Delaware corporation (“Visa U.S.A.”; together with Visa Inc. and Visa International, each a “Borrower” and collectively the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent for the Lenders, JPMorgan Chase Bank, N.A., as Syndication Agent, and the Co-Documentation Agents set forth on the cover page hereof. The parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1. Definitions. As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Advance” means a Revolving Advance, and “Advances” means, collectively, the Revolving Advances.

“Advance Borrowing Notice” is defined in Section 2.8.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other voting ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreed Currencies” means (a) Dollars, (b) so long as such currencies remain Eligible Currencies, Pounds Sterling, Euros and Yen and (c) any other Eligible Currency which any Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Multi-Currency Revolving Lenders.

“Agreement” means this five-year revolving credit agreement.

1	Five-Year Revolving Credit Agreement

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees and utilization fees are accruing on the Total Commitment and the Total Outstandings, as applicable, at such time as set forth in the Pricing Schedule attached hereto as Schedule 2.

“Applicable Margin” means, with respect to Eurocurrency Advances, Foreign Currency Swing Loans, Euro Swing Loans and U.S, Swing Loans at any time, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule attached hereto as Schedule 2.

“Appropriate Foreign Currency” means (a) with respect to the Yen Swing Lender, Yen and (b) with respect to the Sterling Swing Lender, Pounds Sterling.

“Appropriate Foreign Currency Swing Lender” means (a) with respect to Yen Swing Loans and any payments in respect thereof (including payments of interest thereon), the Yen Swing Lender and (b) with respect to Sterling Swing Loans and any payments in respect thereof (including payments of interest thereon), the Sterling Swing Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacity as joint lead arrangers and joint book runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.3.1(c)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Officer” means the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Head of Global Treasury, Secretary or any Assistant Secretary of the applicable Borrower, acting singly, or any of their authorized designees.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for

2	Five-Year Revolving Credit Agreement

pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means a Revolving Advance which, except as otherwise provided in Section 2.15, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.15, bears interest at the Base Rate.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” is defined in Section 6.1.

“Borrowing Date” means a date on which an Advance, a Foreign Currency Swing Loan, a Euro Swing Loan or a U.S. Swing Loan is made hereunder.

“Business Day” means with respect to any borrowing, payment or rate selection of (a) Eurocurrency Advances (other than Eurocurrency Advances denominated in Euros), a day (other than a Saturday or Sunday) on which banks generally are open in New York and London (and, in the case of any borrowing, payment or rate selection of Eurocurrency Advances denominated in Yen, Tokyo) for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and other Agreed Currencies are carried on in the London interbank market (and, in the case of a Eurocurrency Advance denominated in Euros, a TARGET Day), (b) Sterling Swing Loans, a day (other than a Saturday or Sunday) on which banks in London are open for business and dealings are carried on in the London interbank market, (c) Euro Swing Loans, a day (other than a Saturday or Sunday) that is a TARGET Day and a day on which banks in London are open for business and dealings are carried on in the London interbank market, (d) Yen Swing Loans, a day (other than a Saturday or Sunday) on which banks in Tokyo are open for business and dealings are carried on in the Tokyo interbank market and (e) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by and time and other

3	Five-Year Revolving Credit Agreement

deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of U.S.$300,000,000, (e) repurchase obligations with a term of not more than one year for underlying securities of the types described in clause (a) above entered into with any bank or primary government securities dealer as noted by the Federal Reserve Bank of New York meeting the qualifications specified in clause (d) above and (f) money market funds that invest primarily, and which are restricted by their respective charters to invest primarily, in investments of the type described in the immediately preceding clauses (a), (b), (d) and (e) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change of Control” means an event or series of events by which (a) any person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall acquire “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 35% or more of any outstanding class of capital stock having ordinary voting power in the election of directors of Visa Inc. or (ii) shall obtain the power (whether or not exercised) to elect a majority of Visa Inc.’s directors or (b) so long as Visa International or Visa U.S.A., as applicable, is a Borrower, Visa Inc. ceases to own, directly or indirectly, 100% of the equity membership interests of such Borrower.

“Class” means, with respect to any Advance, its nature as a Dollar Revolving Advance or a Multi-Currency Revolving Advance.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 shall be satisfied.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Dollar Revolving Commitment, a Multi-Currency Revolving Commitment, a Foreign Currency Swing Commitment, a Euro Swing Commitment or a U.S. Swing Commitment.

“Confidential Information” means any information with respect to any Borrower or any of its Subsidiaries (or Excluded Subsidiaries) or Affiliates furnished to the Administrative Agent or any Arranger or Lender pursuant to or in connection with any of the Loan Documents; provided that Confidential Information does not include information which (a) is or becomes generally available to the public, other than as a result of a disclosure or a failure to maintain confidentiality by the Administrative Agent or any Arranger or Lender, or any of their respective Related Parties, in breach of Section 9.10, (b) was known to the Administrative Agent or any Arranger or Lender to be on a non-confidential basis prior to its disclosure to such party by such Borrower or any of its Related Parties or (c) is disclosed to the Administrative Agent or any Arranger or Lender on a non-confidential basis by a Person, other than such Borrower or any of its Subsidiaries (or Excluded Subsidiaries), Affiliates or Related Parties, who is not known by the Administrative Agent or any Arranger or Lender, after reasonable inquiry, to be bound by a confidentiality agreement with such Borrower or otherwise prohibited from transmitting such information to the Administrative Agent or any Arranger or Lender.

4	Five-Year Revolving Credit Agreement

“Consolidated EBITDA” means, for any period, for Visa Inc. and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Visa Inc. and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of Visa Inc. and its Subsidiaries reducing such Consolidated Net Income to the extent that they do not represent a cash item in such period, including, without limitation, amortization of contract acquisition costs and the litigation provision (other than in respect of the Covered Litigation following the IPO, which is excluded in determining Consolidated Net Income) and minus (b) the following: (x) non-cash items increasing Consolidated Net Income for such period and (y) contract acquisition costs that are paid during such period.

“Consolidated Indebtedness” means, as of any date of determination, for Visa Inc. and its Subsidiaries on a consolidated basis, all Indebtedness.

“Consolidated Indebtedness to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness of Visa Inc and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters of Visa Inc. and its Subsidiaries ended on or most recently prior to such date. For purposes of calculating the Consolidated Indebtedness to Consolidated EBITDA Ratio as of the end of any fiscal quarter ended on or before September 30, 2008, (a) the Consolidated EBITDA of Visa Inc. and its Subsidiaries for the fiscal quarter ended March 31, 2007 shall be deemed to be one-half of the pro forma Consolidated EBITDA of Visa Inc. and its Subsidiaries for the two fiscal quarters ended March 31, 2007, (b) the Consolidated EBITDA of Visa Inc. and its Subsidiaries for the fiscal quarter ended June 30, 2007 shall be deemed to be the difference between (i) the pro forma Consolidated EBITDA of Visa Inc. and its Subsidiaries for the three fiscal quarters ended June 30, 2007 and (ii) the pro forma Consolidated EBITDA of Visa Inc. and its Subsidiaries for the two fiscal quarters ended March 31, 2007 and (c) the Consolidated EBITDA of Visa Inc. and its Subsidiaries for the fiscal quarter ended September 30, 2007 shall be deemed to be the difference between (y) the pro forma Consolidated EBITDA of Visa Inc. and its Subsidiaries for the four fiscal quarters ended on September 30, 2007 and (z) the pro forma Consolidated EBITDA of Visa Inc. and its Subsidiaries for the three fiscal quarters ended June 30, 2007, in each case based on the pro forma financial statements heretofore filed by Visa Inc. with the Securities and Exchange Commission.

“Consolidated Interest Charges” means, for any period, for Visa Inc. and its Subsidiaries on a consolidated basis, the sum of (a) the line item for interest payments on debt and capital leases as disclosed on the Supplemental Disclosure of Cash Flow Information associated with the Consolidated Statements of Cash Flow of Visa Inc. and its Subsidiaries for such period and (b) any other interest paid in cash in such period.

“Consolidated Net Income” means, for any period, for Visa Inc. and its Subsidiaries on a consolidated basis, an amount equal to net income before (a) extraordinary items, (b) accruals for litigation and litigation settlement of the Covered Litigation following the IPO (but not for any litigation that is not Covered Litigation) and (c) the effect of any cumulative change in accounting principles, determined in accordance with Agreement Accounting Principles.

5	Five-Year Revolving Credit Agreement

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses or contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided that the term “Contingent Obligation” shall not include (x) obligations under customary indemnification arrangements provided to directors, officers, employees or agents of such Person in the ordinary course of business, (y) customary indemnification obligations arising in connection with the sale or other disposition of property or (z) obligations arising under product warranties extended in the ordinary course of business.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Conversion Date” is defined in Section 8.2(a).

“Covered Litigation” has the meaning given such term in Amendment No. 3 to the Form S-1 Registration Statement filed by Visa Inc. with the Securities and Exchange Commission on February 13, 2008.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Swing Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount.

“Dollar Pro Rata Share” means:

(a) with respect to an amount of credit to be extended or purchased or an amount to be otherwise paid (other than with respect to the purchase of a participation in a U.S. Swing Loan) by any Dollar Revolving Lender hereunder at any time on or prior to the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Dollar Revolving Commitment of such Dollar Revolving Lender at such time and the denominator of which is the amount of the Dollar Total Commitment at such time; and

6	Five-Year Revolving Credit Agreement

(b) with respect to an amount to be paid (other than with respect to a funded participation in a U.S. Swing Loan) to or for the account of any Dollar Revolving Lender at any time prior to the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of the amount of the Total Outstandings owed to such Dollar Revolving Lender at such time and the denominator of which is the amount of the Total Outstandings owed to all Dollar Revolving Lenders at such time.

“Dollar Revolving Advance” means a borrowing hereunder (a) made available by the Dollar Revolving Lenders on the same Borrowing Date or (b) converted or continued by the Dollar Revolving Lenders on the same date of conversion or continuation, consisting of the aggregate amount of the several Dollar Revolving Loans and, in the case of Eurocurrency Loans, for the same Interest Period.

“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender at any time, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans not exceeding the amount set forth on Schedule 1 or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 13.3.1, as such amount may be modified from time to time pursuant to the terms hereof.

“Dollar Revolving Lender” mean each lending institution listed on Schedule 1 as a Dollar Revolving Lender or added as a Dollar Revolving Lender pursuant to Section 2.27 and its successors and assigns.

“Dollar Revolving Loan” means, with respect to a Dollar Revolving Lender, any loan made by such Dollar Revolving Lender pursuant to Article II (or any conversion or continuation thereof).

“Dollar Total Commitment” means the aggregate amount of the Dollar Revolving Commitments of all Dollar Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Dollars” and “U.S.$” shall mean the lawful currency of the United States of America.

“Eligible Affiliate or Approved Fund” means an Affiliate of a Lender or an Approved Fund that is regularly engaged in the business of making loans of the type evidenced by this Agreement and either (a) that has a rating of its senior unsecured long-term debt securities of A- or better by S&P or A3 or better by Moody’s or (b) has been approved by the Administrative Agent, each Swing Lender and Visa Inc. (as may be required under Section 13.3.1(c)) as an Eligible Affiliate or Approved Fund, which approval shall be promptly given by the applicable Person unless such Person reasonably believes that such Affiliate or Approved Fund does not have the assets or liquidity or access to the assets or liquidity to honor its Commitment to make Loans and its other obligations hereunder when required to do so.

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“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Swing Lenders, and (ii) unless an Event of Default has occurred and is continuing, Visa Inc. (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Visa Inc. or any of its Affiliates or Subsidiaries; and provided, further, that an Eligible Assignee shall include only a Revolving Lender, an Affiliate of such a Lender or another Person, which, through its Lending Installations, is capable of lending the applicable Agreed Currencies to the Borrowers without the imposition of any Taxes or Other Taxes, as the case may be.

“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Multi-Currency Revolving Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Multi-Currency Revolving Lenders and the Borrowers, and such currency shall no longer be an Agreed Currency until such time as all Multi-Currency Revolving Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measure of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” with respect to any amount denominated in any Agreed Currency (other than Dollars), the equivalent amount thereof in Dollars as determined by the Administrative Agent or an applicable Swing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Agreed Currency.

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“ERISA” means the Employee Retirement Income Security Act of 1974, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s Controlled Group.

“ERISA Event” means (a) any Plan shall be completely and not partially terminated within the meaning of Title IV of ERISA, (b) any action shall be taken pursuant to Section 4041(b) or (c) of ERISA with respect to any Plan, (c) a trustee shall be appointed by the appropriate United States District Court to administer any Plan, (d) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any such Plan or (e) any Borrower or any ERISA Affiliate shall have been notified that it has incurred Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA).

“Euro” and the sign “€” mean the lawful currency of Participating Member States introduced in accordance the EMU Legislation.

“Euro Swing Commitment” means the lesser of the Multi-Currency Total Commitment and U.S.$300,000,000. The Euro Swing Commitment is a subset of the Multi-Currency Total Commitment and does not increase the total amount available to be borrowed hereunder.

“Euro Swing Lender” means Bank of America or such other Lender which may succeed to its rights and obligations as the Euro Swing Lender pursuant to the terms of this Agreement.

“Euro Swing Loan” means a loan denominated in Euros made by the Euro Swing Lenders to any Borrower pursuant to Article II.

“Euro Swing Rate” means, with respect to each Euro Swing Loan, the rate per annum (rounded upward to the nearest 1/16 of 1%) at which deposits in Euros are offered by Bank of America, as the Euro Swing Lender, to prime banks in the London interbank market, at or about the later of 11:00 a.m. (London time) or such time as the applicable Swing Loan Borrowing Notice is received on the Business Day of the applicable Euro Swing Loan for the relevant period of such Euro Swing Loan, plus (a) applicable reserve costs and (b) the applicable Mandatory Cost Rate for such Euro Swing Loan; provided that, if such rate per annum is unavailable or cannot be determined by Bank of America, as the Euro Swing Lender, “Euro Swing Rate” means, with respect to each Euro Swing Loan, the cost of funds to Bank of America’s London branch with respect to such Euro Swing Loan on such Business Day, expressed as a rate of interest per annum, plus (i) applicable reserve costs and (ii) the applicable Mandatory Cost Rate for such Euro Swing Loan.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.15, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Base Rate” means for any Interest Period with respect to a Eurocurrency Advance denominated in Pounds Sterling, Dollars, Yen, Euros, or any other Agreed Currency,

9	Five-Year Revolving Credit Agreement

the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Loan” means a Revolving Loan, which, except as otherwise provided in Section 2.15, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of the (a) the Applicable Margin plus (b) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” means an event described in Article VII.

“Excluded Subsidiary” means a subsidiary of Visa Inc. designated as an Excluded Subsidiary in a written notice from Visa Inc. to the Administrative Agent; provided that (a) no such designation may be made if a Default or Event of Default exists or would exist immediately before and after giving effect to such designation, (b) no Excluded Subsidiary may be a Material Subsidiary and (c) Excluded Subsidiaries, in the aggregate (as if considered a single entity), may not be a Material Subsidiary (except that for this purpose, the “10 percent” appearing in the definition of “significant subsidiary” in Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, shall be deemed to read “20 percent”).

10	Five-Year Revolving Credit Agreement

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (b) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Agreement” means the 364-Day Revolving Credit Agreement dated as of November 15, 2007, as it may have heretofore been amended or modified, among Visa International, various financial institutions, and Bank of America, as administrative agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the confidential letter agreement dated as of January 15, 2008, among Visa Inc., Bank of America, JPMorgan Chase Bank, and the Arrangers and (b) the confidential letter agreement dated as of January 15, 2008, between Visa Inc. and Bank of America.

“Foreign Currency” means Yen or Pounds Sterling.

“Foreign Currency Swing Commitment” means, with respect to the Yen Swing Lender, the lesser of the Multi-Currency Total Commitment and U.S.$300,000,000 and, with respect to the Sterling Swing Lender, the lesser of the Multi-Currency Total Commitment and U.S.$300,000,000. The Foreign Currency Swing Commitments are subsets of the Multi-Currency Total Commitment and do not increase the total amount available to be borrowed hereunder.

“Foreign Currency Swing Lender” means the Yen Swing Lender or the Sterling Swing Lender.

“Foreign Currency Swing Loan” means a Yen Swing Loan or a Sterling Swing Loan.

“FRB” means the Board of Governors of the Federal Reserve System of the United States, and any Governmental Authority succeeding to its principal functions.

11	Five-Year Revolving Credit Agreement

“Fund” means any Person (other than a natural person) that is (or will be) regularly engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means the guarantee of Visa Inc. to the Administrative Agent and the Lenders contained in Article XI.

“Guaranteed Obligations” means the Obligations owing by Visa International and Visa U.S.A.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) obligations to reimburse the issuer of a standby letter of credit with respect to amounts which have been drawn under such letter of credit and paid by such issuer, (g) Capitalized Lease Obligations, (h) other obligations for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person and (i) guarantee with respect to outstanding Indebtedness of another Person of the types described in clauses (a) through (h) preceding; provided that, (i) Indebtedness shall not include obligations or liabilities owing by Visa Inc. or any of its Subsidiaries to members in connection with collateral deposits taken by Visa Inc. or any of its Subsidiaries from such members, (ii) Indebtedness shall not include obligations or liabilities owing by Visa Inc. or any of its Subsidiaries to Visa Inc. or any of its Subsidiaries or guarantees by Visa Inc. or any of its Subsidiaries of any such obligations or liabilities and (iii) for purposes of calculating the Consolidated Indebtedness to Consolidated EBITDA Ratio, Indebtedness shall (A) include amounts due pursuant to settlements of litigation and amounts due under any final, nonappealable judgments or orders, except in each case to the extent that such amounts are attributable to the Covered Litigation or to amounts accrued prior to the date of this Agreement and (B) not include obligations or liabilities in respect of overdrafts, commercial paper issuances, Loans under this Agreement or other short-term obligations or liabilities incurred in the ordinary course of business for the purposes of funding or providing liquidity for settlement among customers of Visa Inc. and its Subsidiaries so long as such obligations or liabilities are repaid in full within six Business Days after incurrence and are not re-incurred within five Business Days after such repayment.

12	Five-Year Revolving Credit Agreement

“Interest Period” means, with respect to a Eurocurrency Advance, a period of seven or fourteen days or one, two, three or six months commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the seventh or fourteenth day after such date, as applicable, or the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, no Borrower may select any Interest Period for a Revolving Loan that extends beyond the scheduled Termination Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IPO” means an underwritten initial public offering by Visa Inc. of shares of its class A common stock pursuant to an effective registration statement filed by Visa Inc. with the Securities and Exchange Commission.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Revolving Lenders and the Swing Lenders and their respective successors and assigns.

“Lending Installation” means (a) with respect to the Administrative Agent, for each of the Agreed Currencies, the address, office, branch, affiliate or correspondent bank of the Administrative Agent specified for such currency on Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to each Borrower and each Revolving Lender for such Agreed Currency, (b) with respect to a Revolving Lender, the office, branch, subsidiary or affiliate of such Revolving Lender with respect to each Agreed Currency listed on the administrative information sheets provided to the Administrative Agent in connection herewith or otherwise selected by such Revolving Lender pursuant to Section 2.22, (c) with respect to any U.S. Swing Lender, the office, branch,

13	Five-Year Revolving Credit Agreement

subsidiary or affiliate of such U.S. Swing Lender listed on Schedule 3 or otherwise selected by such U.S. Swing Lender pursuant to Section 2.22, (d) with respect to the Sterling Swing Lender, the office, branch, subsidiary or affiliate of the Sterling Swing Lender listed on Schedule 3 or otherwise selected by the Sterling Swing Lender pursuant to Section 2.22, (e) with respect to the Yen Swing Lender, the office, branch, subsidiary or affiliate of the Yen Swing Lender listed on Schedule 3 or otherwise selected by the Yen Swing Lender pursuant to Section 2.22 and (f) with respect to the Euro Swing Lender, the office, branch, subsidiary or affiliate of the Euro Swing Lender listed on Schedule 3 or otherwise selected by the Euro Swing Lender pursuant to Section 2.22.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, each Note and the Fee Letters.

“Loans” means Revolving Loans, Foreign Currency Swing Loans, Euro Swing Loans and U.S. Swing Loans; and “Loan” means any of the foregoing.

“Mandatory Cost Rate” means (a) for any Loan denominated in Pounds Sterling or Euros (other than Euro Swing Loans) the rate per annum calculated in accordance with Schedule 4A and (b) for any Euro Swing Loan the rate per annum calculated in accordance with Schedule 4B.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations or performance of Visa Inc. and its Subsidiaries taken as a whole, (b) the ability of Visa Inc. and each other Borrower, taken as a whole, to perform their respective obligations under the Loan Documents or (c) the validity or enforceability of any material provision of any Loan Document or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder in each case in a manner materially prejudicial to the interests of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Subsidiary” means a “significant subsidiary”, as defined in Regulation S-X under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

“Maturity Date” means, with respect to any Foreign Currency Swing Loan, Euro Swing Loan or U.S. Swing Loan, the earlier of (a) the fourth Business Day after the making of such Loan and (b) the Termination Date.

“Minimum Tranche” means in respect of Revolving Loans comprising the same Revolving Advance or to be converted or continued under Section 2.10, (a) in the case of amounts denominated in Dollars, U.S.$5,000,000 or a higher integral multiple of U.S.$1,000,000, (b) in the case of amounts denominated in Pounds Sterling, £5,000,000 or a higher integral multiple of £1,000,000, (c) in the case of amounts denominated in Yen, ¥2,000,000 or a higher integral multiple of ¥1,000,000, (d) in the case of amounts denominated in Euros, €5,000,000 or a higher integral multiple of €1,000,000 or (e) in the case of amounts denominated in any other Agreed Currency, 5,000,000 units or a higher integral multiple of 1,000,000 units of the applicable Agreed Currency.

14	Five-Year Revolving Credit Agreement

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” has the meaning set forth in the Pricing Schedule.

“Multi-Currency Pro Rata Share” means:

(a) with respect to an amount of credit to be extended or purchased or an amount to be otherwise paid (other than with respect to the purchase of a participation in a U.S. Swing Loan) by any Multi-Currency Revolving Lender hereunder at any time on or prior to the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Multi-Currency Revolving Commitment of such Multi-Currency Revolving Lender at such time and the denominator of which is the amount of the Multi-Currency Total Commitment at such time; and

(b) with respect to an amount to be paid (other than with respect to a funded participation in a U.S. Swing Loan) to or for the account of any Multi-Currency Revolving Lender at any time prior to the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Total Outstandings owed (including by way of funded participation) to such Multi-Currency Revolving Lender at such time and the denominator of which is the amount of the Total Outstandings owed (including by way of funded participation) to all Multi-Currency Revolving Lenders at such time.

“Multi-Currency Revolving Advance” means a borrowing hereunder (a) made available by the Multi-Currency Revolving Lenders on the same Borrowing Date or (b) converted or continued by the Multi-Currency Revolving Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Multi-Currency Revolving Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period.

“Multi-Currency Revolving Commitment” means, with respect to any Multi-Currency Revolving Lender at any time, the obligation of such Multi-Currency Revolving Lender to make Multi-Currency Revolving Loans and participate in Swing Loans not exceeding the amount set forth on Schedule 1 or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 13.3.1, as such amount may be modified from time to time pursuant to the terms hereof.

“Multi-Currency Revolving Lenders” mean each lending institution listed on Schedule 1 as a Multi-Currency Revolving Lender (other than, in their respective capacities as such, each U.S. Swing Lender, the Sterling Swing Lender, the Yen Swing Lender and the Euro Swing Lender) or added as a Multi-Currency Revolving Lender pursuant to Section 2.27, and its respective successors and assigns.

15	Five-Year Revolving Credit Agreement

“Multi-Currency Revolving Loan” means, with respect to a Multi-Currency Revolving Lender, any Loan made by such Multi-Currency Revolving Lender pursuant to Article II (or any conversion or continuation thereof).

“Multi-Currency Total Commitment” means the aggregate amount of the Multi-Currency Revolving Commitments of all Multi-Currency Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“National Currency Unit” means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of the Economic and Monetary Union.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.18(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents. Without limiting the liability of Visa Inc., under the Guarantee, the liability of each Borrower in respect of its Obligations shall be several and not joint or joint and several.

“Other Taxes” is defined in Section 3.5(b).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Agreed Currency (other than Dollars), the rate of interest per annum at which overnight deposits in the applicable Agreed Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the applicable Lender in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” is defined in Section 13.2.1.

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

16	Five-Year Revolving Credit Agreement

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Borrower or any member of the Controlled Group may have any liability.

“Pounds Sterling” and the sign “£” mean the lawful currency of the United Kingdom of Great Britain.

“Pricing Schedule” means Schedule 2 attached hereto.

“Property” of a Person means any and all property, whether real, personal, tangible intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means:

(a) with respect to a determination of the Revolving Loan Voting Percentage of any Revolving Lender, or of the amount of a participation in a U.S. Swing Loan to be purchased by any Revolving Lender, at any time on or prior to the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Revolving Lender at such time and the denominator of which is the amount of the Total Commitment at such time;

(b) with respect to an amount to be purchased or otherwise paid by any Revolving Lender hereunder (other than purchases of participations in Swing Loans) after the earlier of the Termination Date or the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Total Outstandings owed (including by way of funded participation) to such Revolving Lender at such time, and the denominator of which is the amount of the Total Outstandings owed (including by way of funded participation) to all Revolving Lenders at such time;

(c) with respect to an amount to be paid to or for the account of any Revolving Lenders at any time prior to the Conversion Date in respect of a funded participation in a U.S. Swing Loan, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the U.S. Swing Loans owed (including by way of funded participation) to such Revolving Lender at such time and the denominator of which is the amount of U.S. Swing Loans owed (including by way of funded participation) to all Revolving Lenders at such time; and

(d) with respect to an amount to be paid to or for the account of any Revolving Lender at any time on or after the Conversion Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Total Outstandings owed (including by way of funded participation) to such Revolving Lender at such time, and the denominator of which is the amount of the Total Outstandings owed (including by way of funded participation) to all Revolving Lenders at such time.

“Public Lender” is defined in Section 6.1.

“Recoverable Loss” is defined in Section 5.5.

17	Five-Year Revolving Credit Agreement

“Regulation D” means Regulation D of the FRB as from time to time in effect and any successor thereto or other regulation or official interpretation of said FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of said FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants) of such Person and of such Person’s Affiliates.

“Required Lenders” means Revolving Lenders whose Revolving Loan Voting Percentages aggregate more than 51%.

“Restructuring” means the consummation of all of the transactions and the entry into all of the agreements contemplated by or referenced in the Restructuring Agreement.

“Restructuring Agreement” means that certain Amended and Restated Global Restructuring Agreement dated as of August 24, 2007, among Visa Inc., Visa International, Visa U.S.A., and certain other Persons, as modified or amended as permitted hereby.

“Revaluation Date” is defined in Section 2.5.

“Revolving Advances” mean, collectively, the Dollar Revolving Advances and the Multi-Currency Revolving Advances.

“Revolving Commitments” mean, collectively, the Dollar Revolving Commitments and the Multi-Currency Revolving Commitments.

“Revolving Lender” means each Dollar Revolving Lender and each Multi-Currency Revolving Lender and their respective successors and assigns.

“Revolving Loan” means, with respect to a Revolving Lender, any Loan made by such Revolving Lender pursuant to Article II (or any conversion or continuation thereof).

“Revolving Loan Voting Percentage” means, as to any Revolving Lender, (a) at any time on or prior to the earlier of the Termination Date or the Conversion Date, such Revolving Lender’s Pro Rata Share and (b) at any time after the earlier of the Termination Date or the Conversion Date, the percentage (carried out to the ninth decimal place) which (i) the Total Outstandings owed to such Revolving Lender bears to (ii) the Total Outstandings; provided that any Defaulting Lender’s Revolving Loan Voting Percentage shall be deemed to be –0-, and the respective Pro Rata Shares and Revolving Loan Voting Percentages of the other Revolving Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Defaulting Lender’s Commitment or the Total Outstandings owed to such Defaulting Lender.

18	Five-Year Revolving Credit Agreement

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Agreed Currency (other than Dollars), same day or other funds as may be determined by the Administrative Agent or an applicable Swing Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Agreed Currency.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto

“S&P Rating” has the meaning set forth in the Pricing Schedule.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Spot Rate” for Dollars means the rate determined by the Administrative Agent or an applicable Swing Lender to be the spot rate for the purchase by the Administrative Agent or such Swing Lender of such Dollars with another Agreed Currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Swing Lender may obtain such spot rate from another financial institution if the Administrative Agent or such Swing Lender does not have as of the date of determination a spot buying rate for Dollars.

“Sterling Swing Lender” means each of JPMorgan Chase Bank or such other Lender which may succeed to its rights and obligations as the Sterling Swing Lender pursuant to the terms of this Agreement.

“Sterling Swing Loan” means a Loan denominated in Pounds Sterling made by the Sterling Swing Lender to any Borrower pursuant to Article II.

“Sterling Swing Rate” means, with respect to each Sterling Swing Loan, the rate per annum equal to the rate on overnight Pounds Sterling loans in the London interbank market as such rates are published by Reuters or, if such rate is not available, the overnight offer rate in effect as quoted by JPMorgan Chase Bank at its principal office in London, in each case plus (a) applicable reserve costs and (b) the applicable Mandatory Cost Rate for such Sterling Swing Loan.

“Subsequent Participant” means a member state of the European Union that does not have the Euro as its lawful currency as of the date of this Agreement.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (b) any partnership, limited liability company, association,

19	Five-Year Revolving Credit Agreement

joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that an Excluded Subsidiary shall not be deemed to be a Subsidiary for purposes of this Agreement and the other Loan Documents. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Visa Inc.

“Swing Funding Notice” means a written notice from a Swing Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to notify all Revolving Lenders to fund their participations in such Swing Lender’s Swing Loans as provided in Section 2.24.

“Swing Lender” means any Foreign Currency Swing Lender, the Euro Swing Lender or any U.S. Swing Lender.

“Swing Loan” means a Foreign Currency Swing Loan, a Euro Swing Loan or a U.S. Swing Loan.

“Swing Loan Borrowing Notice” is defined in Section 2.9.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Date” means five years from the date of this Agreement, or, if such day is not a Business Day, the next preceding Business Day or any earlier date on which the Total Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Total Commitment” means the aggregate amount of the Revolving Commitments of all Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof. The initial Total Commitment is U.S.$3,000,000,000.

“Total Outstandings” means at any time the aggregate principal Dollar Amount of all outstanding Loans.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Revolving Advance, its nature as a Base Rate Advance or a Eurocurrency Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions selected by the applicable Borrower for financial statement reporting purposes.

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“U.S. Swing Commitment” means an amount equal to Total Commitment. The U.S. Swing Commitment is a subset of the Total Commitment and does not increase the total amount available to be borrowed hereunder.

“U.S. Swing Lender” means each of Bank of America, JPMorgan Chase Bank, Citibank, N.A., HSBC Bank USA, N.A. and, from and after such time as a fifth Lender agrees to be a U.S. Swing Lender by notice to the Administrative Agent (which notice shall include Lending Installation information for such fifth U.S. Swing Lender and which information shall be notified by the Administrative Agent to the Borrowers and be deemed to be added to Schedule 3), such Lender, or such other Lender that may succeed to its respective rights and obligations as a U.S. Swing Lender pursuant to the terms of this Agreement.

“U.S. Swing Loan” means a Loan made by each U.S. Swing Lender pursuant to Article II.

“Utilization” means, at any time, the percentage obtained by dividing the Total Outstandings by the amount of the Total Commitment.

“Visa Inc.” means Visa Inc., a Delaware corporation, and its permitted successors and assigns.

“Visa International” means Visa International Service Association, a Delaware corporation, and its permitted successors and assigns.

“Visa U.S.A.” means Visa U.S.A. Inc., a Delaware corporation, and its permitted successors and assigns.

“Yen” and the sign “¥” mean lawful currency of Japan.

“Yen Swing Lender” means JPMorgan Chase Bank, N.A., Tokyo Branch or such other Lender which may succeed to its rights and obligations as the Yen Swing Lender pursuant to the terms of this Agreement.

“Yen Swing Loan” means an loan denominated in Yen by any Yen Swing Lender to any Borrower pursuant to Article II.

“Yen Swing Rate” means, with respect to each Yen Swing Loan, a fluctuating rate per annum equal at all times to the rate publicly announced by JPMorgan Chase Bank, N.A., Tokyo Branch, as its “same day Yen rate”.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the

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corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including articles of incorporation and bylaws) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) any reference to a fiscal period shall be a reference to a fiscal period of Visa Inc.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

1.3 Accounting Terms.

1.3.1 Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, Agreement Accounting Principles applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

1.3.2 Changes in Agreement Accounting Principles. If at any time any change in Agreement Accounting Principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Visa Inc. or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with Agreement Accounting Principles prior to such change therein and (b) the applicable Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Agreement Accounting Principles.

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1.4 Rounding . Any financial ratios required to be maintained by any Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Exchange Rates; Currency Equivalents. The Administrative Agent or a Swing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Equivalent Amounts of Loans and Total Outstandings denominated in Agreed Currencies (other than Dollars). Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by any Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent Amount as so determined by the Administrative Agent or such Swing Lender, as applicable.

1.6 Change of Currency. (a) Each obligation of any Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Multi-Currency Revolving Advance in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Multi-Currency Revolving Advance, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II - THE CREDITS

2.1 Dollar Revolving Commitments. From and including the Closing Date and prior to the Termination Date, each Dollar Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Dollar Revolving Loans in Dollars (but not in any other Agreed Currency) to the Borrowers from time to time in an amount not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Dollar Revolving Commitment; provided that (a) the outstanding Dollar Revolving Loans shall not at any time exceed the Dollar Total Commitment, (b) the outstanding U.S. Swing Loans shall not at any time exceed the Total Commitment, (c) the aggregate amount of all Dollar Revolving Loans of any Dollar Revolving Lender shall not exceed such Dollar Revolving Lender’s Dollar Revolving Commitment and (d) the aggregate amount of such Dollar Revolving Lender’s participation in

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U.S. Swing Loans shall not exceed its Pro Rata Share of the Total Commitments. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Dollar Revolving Commitments shall expire on the Termination Date.

2.2 Multi-Currency Commitments. From and including the Closing Date and prior to the Termination Date, each Multi-Currency Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Multi-Currency Revolving Loans to the Borrowers in Agreed Currencies from time to time in an amount not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Multi-Currency Revolving Commitment; provided that (a) all Base Rate Loans shall be made in Dollars, (b) the outstanding Multi-Currency Revolving Loans and Swing Loans (other than U.S. Swing Loans) shall not at any time exceed the Multi-Currency Total Commitment, (c) the outstanding U.S. Swing Loans shall not at any time exceed the Total Commitment, (d) the aggregate Dollar Amount of all Revolving Loans of any Multi-Currency Revolving Lender plus the Dollar Amount of such Multi-Currency Revolving Lender’s participation in all Swing Loans (other than U.S. Swing Loans) shall not exceed the Dollar Amount of such Multi-Currency Revolving Lender’s Multi-Currency Pro Rata Share of the Multi-Currency Total Commitments and (e) the aggregate amount of such Multi-Currency Revolving Lender’s participation in U.S. Swing Loans shall not exceed its Pro Rata Share of the Total Commitments. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Multi-Currency Revolving Commitments shall expire on the Termination Date.

2.3 [Intentionally Omitted]..

2.4 Swing Loans.

2.4.1 U.S. Swing Loans. From and including the Closing Date, and prior to the Termination Date, each U.S. Swing Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the agreement of the other Revolving Lenders set forth in Section 2.24, to make U.S. Swing Loans to the Borrowers in Dollars from time to time in an aggregate principal amount not to exceed the U.S. Swing Commitment; provided that (a) each U.S. Swing Lender shall be obligated to make 20% of each U.S. Swing Loan, provided that, unless and until a fifth Lender agrees to be a U.S. Swing Lender by notice to the Administrative Agent, each of Bank of America and JPMorgan Chase Bank shall be obligated to make 30% of each U.S. Swing Loan and each of Citibank, N.A. and HSBC Bank USA, N.A. shall be obligated to make 20% of each U.S. Swing Loan, (b) the aggregate amount of all outstanding Loans shall not at any time exceed the Total Commitment and (c) during any period of ten consecutive Business Days, there must be at least one day on which no U.S. Swing Loans are outstanding. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow U.S. Swing Loans at any time prior to the Termination Date. The U.S. Swing Commitment shall expire on the Termination Date. Any U.S. Swing Loan shall be deemed to be usage of the Revolving Commitments.

2.4.2 Foreign Currency Swing Loans. From and including the Closing Date, and prior to the Termination Date, each Foreign Currency Swing Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the

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agreement of the other Multi-Currency Revolving Lenders set forth in Section 2.24, to make Foreign Currency Swing Loans to the Borrowers in the Appropriate Foreign Currency from time to time on any Business Day in an amount not to exceed in the aggregate at any one time outstanding the Dollar Amount of the Foreign Currency Swing Commitment; provided that (a) the aggregate amount of all outstanding Loans shall not at any time exceed the Total Commitment and (b) during any period of ten consecutive Business Days, there must be at least one day on which there are no Yen Swing Loans outstanding and one day on which there are no Sterling Swing Loans outstanding. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Foreign Currency Swing Loans at any time prior to the Termination Date. The Foreign Currency Swing Commitments shall expire on the Termination Date.

2.4.3 Euro Swing Loans. From and including the Closing Date, and prior to the Termination Date, the Euro Swing Lender agrees, on the terms and conditions set forth in this Agreement and in reliance upon the agreement of the other Multi-Currency Revolving Lenders set forth in Section 2.24, to make Euro Swing Loans to the Borrowers in Euros from time to time on any Business Day in an amount not to exceed in the aggregate at any one time outstanding the Dollar Amount of the Euro Swing Commitment; provided that (a) the aggregate amount of all outstanding Loans shall not at any time exceed the Total Commitment and (b) during any period of ten consecutive Business Days, there must be a least one day on which there are no Euro Swing Loans outstanding. Subject to the terms of this Agreement, any Borrower may borrow, repay and reborrow Euro Swing Loans at any time prior to the Termination Date. The Euro Swing Commitment shall expire on the Termination Date.

2.4.4 Restrictions on Outstanding Loans. Notwithstanding anything contained in this Agreement that may be to the contrary, no Swing Loan may be outstanding immediately after the borrowing of a Revolving Loan and the application of the proceeds thereof.

2.5 Determination of Dollar Amounts; Required Payments. (a) The Administrative Agent will determine the Dollar Amount of:

(i) each Eurocurrency Advance as of the date two Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Eurocurrency Advance; and

(ii) all outstanding Multi-Currency Revolving Advances on and as of the last Business Day of each calendar quarter, and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

(b) The Euro Swing Lender will determine the Equivalent Amount of each Euro Swing Loan on the Borrowing Date of such Euro Swing Loan. The Euro Swing Lender shall notify the Administrative Agent of the Equivalent Amount of each Euro Swing Loan on the Borrowing Date of such Euro Swing Loan.

25	Five-Year Revolving Credit Agreement

(c) The applicable Foreign Currency Swing Lender will determine the Equivalent Amount of each Foreign Currency Swing Loan on the Borrowing Date of such Foreign Currency Swing Loan. The applicable Foreign Currency Lender shall notify the Administrative Agent of the Equivalent Amount of each Foreign Currency Swing Loan on the Borrowing Date of such Foreign Currency Swing Loan.

(d) Each day upon or as of which the Administrative Agent, or the applicable Swing Lender, as the case may be, determines Dollar Amounts as described in the preceding clauses (a), (b) or (c) is herein described as a “Revaluation Date” with respect to each Revolving Advance, each Foreign Currency Swing Loan and each Euro Swing Loan for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the Total Outstandings, the outstanding Dollar Revolving Loans, the outstanding Multi-Currency Revolving Loans or the applicable outstanding Swing Loans (calculated, with respect to those outstanding Multi-Currency Revolving Advances denominated in Agreed Currencies other than Dollars, outstanding Foreign Currency Swing Loans and outstanding Euro Swing Loans, as of the most recent Revaluation Date therefor) exceeds the Dollar Amount of the Total Commitment, the Dollar Total Commitment, the Multi-Currency Total Commitment or the applicable Commitment for such Swing Loans, as the case may be, the applicable Borrower shall, within two Business Days, repay the applicable Revolving Advances or outstanding Swing Loans in an aggregate principal amount sufficient to eliminate such excess.

2.6 Repayment of Loans.

(a) Each Foreign Currency Swing Loan shall be paid in full by the applicable Borrower on the applicable Maturity Date.

(b) Each Euro Swing Loan shall be paid in full by the applicable Borrower on the applicable Maturity Date.

(c) Each U.S. Swing Loan shall be paid in full by the applicable Borrower on the applicable Maturity Date.

(d) All outstanding Revolving Loans and all other unpaid Obligations shall be paid in full by the applicable Borrower on the Termination Date.

2.7 Ratable Loans; Types of Advances. Each Dollar Revolving Advance hereunder shall consist of Dollar Revolving Loans made from the Dollar Revolving Lenders ratably in accordance with their respective Dollar Pro Rata Shares. Each Multi-Currency Revolving Advance hereunder shall consist of Multi-Currency Revolving Loans made from the Multi-Currency Revolving Lenders ratably in accordance with their respective Multi-Currency Pro Rata Shares. Any Advance may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9.

2.8 Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Class and Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency (provided that for Dollar Revolving Advances, such Agreed Currency may only be Dollars) to the extent applicable

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thereto from time to time. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit G (an “Advance Borrowing Notice”) not later than noon (New York time) on the Borrowing Date of each Base Rate Advance, not later than 3:00 p.m. (New York time) at least three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and not later than 3:00 p.m. (New York time) at least four Business Days before the Borrowing Date for each Eurocurrency Advance to be made by a Multi-Currency Lender denominated in an Agreed Currency other than Dollars, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance;

(b) the aggregate amount of such Advance;

(c) the Class of Advance selected;

(d) the Type of Advance selected; and

(e) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

2.9 Method of Selecting Types and Interest Periods for New Swing Loans.

(a) Subject to Section 2.4.2, each Foreign Currency Swing Loan shall be made upon delivery of irrevocable notice in substantially the form of Exhibit H (the “Swing Loan Borrowing Notice”) from the applicable Borrower to the Administrative Agent and (i) in the case of a Sterling Swing Loan, the Sterling Swing Lender not later than 3:30 p.m. (London time) on the requested Borrowing Date or (ii) in the case of a Yen Swing Loan, the Yen Swing Lender not later than 9:30 a.m. (Tokyo, Japan time) on the requested Borrowing Date. Each such notice shall specify:

(i)	the Borrowing Date, which shall be a Business Day, of such Foreign Currency Swing Loan;

(ii)	the Appropriate Foreign Currency; and

(iii)	the aggregate amount of such Foreign Currency Swing Loan, which shall be a principal Equivalent Amount of at least U.S.$1,000,000 and an integral multiple of 1,000,000 units of the Appropriate Foreign Currency.

(b) Subject to Section 2.4.3, each Euro Swing Loan shall be made upon delivery of a Swing Loan Borrowing Notice from the applicable Borrower to the Administrative Agent and the Euro Swing Lender and the Administrative Agent not later than 2:30 p.m. (London time) on the Borrowing Date of such Euro Swing Loan, specifying:

(i) the applicable Borrowing Date (which date shall be a Business Day); and

(ii) the aggregate amount of the requested Euro Swing Loan, which shall be a principal Equivalent Amount of at least U.S.$1,000,000 and an integral multiple of 1,000,000 units of Euros or such lesser amount as agreed to by the Euro Swing Lender.

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(c) Subject to Section 2.4.1, each U.S. Swing Loan shall be made upon delivery of a Swing Loan Borrowing Notice from the applicable Borrower to the Administrative Agent and each U.S. Swing Lender not later than 4:00 p.m. (New York time) on the Borrowing Date of such U.S. Swing Loan, specifying:

(i) the applicable Borrowing Date (which date shall be a Business Day); and

(ii) the aggregate amount of the requested U.S. Swing Loan, which shall be the amount of U.S.$1,000,000 or an integral multiple thereof.

2.10 Conversion and Continuation of Outstanding Advances. (a) Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.6. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

(i)	each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.13 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance in Dollars for the same or another Interest Period or be converted into a Base Rate Advance; and

(ii)	each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.13 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance on the same Agreed Currency for the same or another Interest Period.

(b) Subject to the terms of Section 3.4, the applicable Borrower may elect from time to time to convert all or any part of an Advance denominated in Dollars from one Type into the other Type (but not from one Class into the other Class); provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit I (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than noon (New York time) on the Business Day of the requested conversion or continuation, in the case of a conversion into a Base Rate Advance, not later than 3:00 p.m. (New York time) at least three Business Days prior to the date of the requested conversion or continuation, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or not later than 3:00 p.m. (New York time) at least four Business Days prior to the date of the requested continuation, in the case of a continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation;

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(ii)	the Class of the Loan to be converted or continued; and

(iii)	to the extent applicable, the Agreed Currency, amount and Type(s) of the Multi-Currency Revolving Advance(s) into which such Multi-Currency Revolving Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.11 Fees and Reductions in Commitments.

2.11.1 Facility Fee. The Borrowers agree to pay or cause to be paid to the Administrative Agent for the account of each Revolving Lender a facility fee on the aggregate amount of such Revolving Lender’s Commitment (whether used or unused) from the date hereof until the Termination Date (and thereafter, if applicable, on the unpaid principal amount of such Revolving Lender’s Loans) at a rate per annum equal to the Applicable Fee Rate, payable on each Payment Date, on the Termination Date, and, if at any time the Revolving Loans become due and payable, thereafter on demand.

2.11.2 Utilization Fees. (a) If, prior to the earlier of the Termination Date and the Conversion Date, the Utilization on any day is greater than 50%, the Borrowers agree to pay or cause to be paid to the Administrative Agent for the account of each applicable Lender a utilization fee on the aggregate amount of such Lender’s outstanding Revolving Loans and Swing Loans (to the extent such Lender is a Swing Lender or has funded its participation obligation in such Swing Loans) on such day at a rate per annum equal to the Applicable Fee Rate. Such utilization fee shall be due and payable on each Payment Date in arrears, and on the earlier of the Termination Date or the Conversion Date.

(b) From and after the earlier of the Termination Date and the Conversion Date, the Borrowers agree to pay or cause to be paid to the Administrative Agent for the account of each applicable Revolving Lender a utilization fee on the amount of such Revolving Lender’s outstanding Loans (including for this purpose such Revolving Lender’s funded participations in outstanding Loans) on each day at a rate per annum equal to the Applicable Fee Rate. Such utilization fee shall be due and payable on each Payment Date in arrears, and on the date the Total Outstandings have been paid in full and, if any Event of Default has occurred and is continuing, on demand.

2.11.3 Other Fees. The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11.4 Commitment Reductions. The Borrowers may permanently reduce the Total Commitment in whole, or in part ratably among the Revolving Lenders in integral multiples of U.S.$5,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction;

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provided that the amount of the Total Commitment may not be reduced below the aggregate principal Dollar Amount of the Total Outstandings. All accrued facility and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans and Swing Loans hereunder. For purposes of calculating the facility and utilization fees hereunder, the principal amount of each Multi-Currency Revolving Advance made in an Agreed Currency other than Dollars, each Foreign Currency Swing Loan and each Euro Swing Loan shall be at any time the Equivalent Amount of such Multi-Currency Revolving Advance, such Foreign Currency Swing Loan or such Euro Swing Loan as determined on the most recent Revaluation Date with respect to such Multi-Currency Revolving Advance, such Foreign Currency Swing Loan or such Euro Swing Loan.

2.12 Minimum Amount of Each Revolving Advance. Each Advance shall be in an amount equal to the Minimum Tranche; provided that any Base Rate Advance may be in the amount of the unused Multi-Currency Total Commitment or the unused Dollar Total Commitment, as applicable.

2.13 Method of Borrowing. (a) On each Borrowing Date for Revolving Loans, each applicable Lender shall make available its Loan (i) if such Loan is denominated in Dollars, not later than 2:00 p.m. (New York time) in federal or other funds immediately available to the Administrative Agent, in New York at its address specified in or pursuant to Article XIV and (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Administrative Agent’s Lending Installation for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Lending Installation for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the applicable Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.13, to the extent that a Revolving Loan made by a Revolving Lender matures on the Borrowing Date of a requested Revolving Loan in the same currency, such Revolving Lender shall apply the proceeds of the Revolving Loan it is then making to the repayment of principal of the maturing Revolving Loan.

(b) Each Appropriate Foreign Currency Swing Lender shall, upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment each Appropriate Foreign Currency Swing Lender may assume in the absence of prior written notice from the applicable Borrower, the Administrative Agent or the Required Lenders to the contrary), make any requested Foreign Currency Swing Loan available on the requested Borrowing Date in same day funds available to such Borrower in the Appropriate Foreign Currency in the amount requested by such Borrower at such Appropriate Foreign Currency Swing Lender’s Lending Installation.

(c) The Euro Swing Lender shall, upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment the Euro Swing Lender may assume in the absence of prior written notice from the applicable Borrower, the Administrative Agent or the Required Lenders to the contrary), make any requested Euro Swing Loan available on the requested Borrowing Date in same day funds available to such Borrower in Euros in the amount requested by such Borrower at the Euro Swing Lender’s Lending Installation.

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(d) Each U.S. Swing Lender shall, upon fulfillment of the applicable conditions set forth in Article IV (which fulfillment each U.S. Swing Lender may assume in the absence of prior written notice from the applicable Borrower, the Administrative Agent or the Required Lenders to the contrary), make its share of any requested U.S. Swing Loan available on the requested Borrowing Date, in funds immediately available in New York, to the Administrative Agent at its Lending Installation. The Administrative Agent will promptly make the funds so received from each U.S. Swing Lender available to such Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

2.14 Interest Rates, etc. (a) Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Base Rate Advance is made or is converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.10 to but not including the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10, at a rate per annum equal to the Base Rate for such day. Each U.S. Swing Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such U.S. Swing Loan is made to but not including the date it is paid, at a rate per annum equal to (x) the Federal Funds Rate for such day plus (y) the Applicable Margin in effect from time to time. Changes in the rate of interest on that portion of any Revolving Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate.

(b) Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to but not including the last day of such Interest Period at the Eurocurrency Rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.10 and otherwise in accordance with the terms hereof plus, in the case of Multi-Currency Revolving Loans denominated in Pounds Sterling or Euros, the applicable Mandatory Cost Rate.

(c) Each Sterling Swing Loan shall bear interest at a rate per annum equal to the sum of (x) the Sterling Swing Rate for such Sterling Swing Loan plus (y) the Applicable Margin in effect from time to time.

(d) Each Yen Swing Loan shall bear interest at a rate per annum equal to the sum of (x) the Yen Swing Rate for such Yen Swing Loan plus (y) the Applicable Margin in effect from time to time.

(e) Each Euro Swing Loan shall bear interest at a rate per annum equal to the sum of (x) the Euro Swing Rate for such Euro Swing Loan plus (y) the Applicable Margin in effect from time to time.

2.15 Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Article II, during the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of

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the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be converted into or continued as a Eurocurrency Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (b) each Base Rate Advance and each U.S. Swing Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, (c) each Foreign Currency Swing Loan shall bear interest at a rate per annum equal to the rate otherwise applicable thereto from time to time plus 2% per annum and (d) each Euro Swing Loan shall bear interest at a rate per annum equal to the rate otherwise applicable thereto from time to time plus 2% per annum; provided that, during the continuance of an Event of Default under Section 7.5, the interest rates set forth in clauses (a), (b), (c) and (d) above shall be applicable to all Advances and Swing Loans without any election or action on the part of the Administrative Agent or any Lender.

2.16 Method of Payment.

(a) Each Revolving Advance shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in the currency in which such Revolving Advance was made. All such payments to be made in Dollars and all other payments in respect of the Obligations (other than payments in respect of Swing Loans) shall be made by the applicable Borrower, without condition or deduction for any counterclaim, defense, recoupment or setoff, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s Lending Installation, by noon (local time at the place of payment) on the date due and shall be applied ratably by the Administrative Agent among the Revolving Lenders according to their respective Dollar Pro Rata Shares or Multi-Currency Pro Rata Shares (based on the Class of the Advance to which such payment is to be applied, as designated by the applicable Borrower pursuant Section 2.16(c)). All such payments to be made in any currency other than Dollars (other than payments in respect of Swing Loans) shall be made by the applicable Borrower, without condition or deduction for any counterclaim, defense, recoupment or setoff, in such currency by noon (local time at the place of payment) on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Lending Installation for such currency, and shall be applied ratably by the Administrative Agent among the Multi-Currency Revolving Lenders according to their respective Multi-Currency Pro Rata Shares. Each payment delivered to the Administrative Agent for the account of any Revolving Lender shall be delivered promptly by the Administrative Agent to the applicable Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

(b) [Intentionally Omitted].

(c) If there is more than one Class of Loans outstanding at such time, concurrently with each payment made under this Section 2.16 and each prepayment made under Section 2.17, the applicable Borrower shall designate to the Administrative Agent the Class of Advance or Swing Loan to which such payment or prepayment should be applied.

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(d) Each Foreign Currency Swing Loan shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in the Appropriate Foreign Currency to the Lending Installation of each Foreign Currency Swing Lender. All such payments shall be made by the applicable Borrower by noon (local time at the place of payment), without condition or deduction for any counterclaim, defense, recoupment or setoff, on or before the Maturity Date in such funds as may then be customary for the settlement of international transactions in the Appropriate Foreign Currency for the account of the Lending Installation of each Foreign Currency Swing Lender.

(e) Each Euro Swing Loan shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in Euros to the Lending Installation of the Euro Swing Lender. All such payments shall be made by the applicable Borrower by noon (London time), without condition or deduction for any counterclaim, defense, recoupment or setoff, on or before the Maturity Date in such funds as may then be customary for the settlement of international transactions in Euros for the account of the Lending Installation of the Euro Swing Lender.

(f) Each U.S. Swing Loan shall be repaid by the applicable Borrower and each payment of interest thereon shall be paid by the applicable Borrower in Dollars to the Lending Installation of each U.S. Swing Lender. All such payments shall be made by the applicable Borrower by noon (New York time), without condition or deduction for any counterclaim, defense, recoupment or setoff, on or before the Maturity Date for the account of the Lending Installation of each U.S. Swing Lender.

(g) Notwithstanding the foregoing provisions of this Section 2.16 or any other provision of this Agreement, on and after the Conversion Date, all payments of the Obligations received pursuant to this Section 2.16 or otherwise by the Administrative Agent shall be applied ratably by the Administrative Agent among the Lenders according to each Lender’s pro rata share (determined as of the time that the applicable payment is received by the Administrative Agent based on the percentage that the aggregate principal amount of the Obligations owed (including by way of funded participations) to such Lender is of the aggregate principal amount of the Obligations (including by way of funded participations) owed to all the Lenders).

(h) Notwithstanding the foregoing provisions of this Section 2.16, if, after the making of any Multi-Currency Revolving Advance in any currency other than Dollars, any Foreign Currency Swing Loan or any Euro Swing Loan, currency control or exchange regulations are imposed in the country which issues the applicable currency with the result that the type of currency in which such Multi-Currency Revolving Advance, such Foreign Currency Swing Loan or such Euro Swing Loan was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.16, the commencement of the third stage of the European Economic and Monetary Union shall not constitute the imposition of currency control or exchange regulations.

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(i) The obligations of the Lenders hereunder to make Advances, to fund participations in Swing Loans pursuant to Section 2.24, and to make payments pursuant to Section 9.6(c) are several and not joint. The failure of any Lender to make any Advance required to be funded by it hereunder, to fund any such participation or to make any payment under Section 9.6(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 9.6(c).

2.17 Optional Principal Payments. The applicable Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances owing by it or, in an amount equal to the Minimum Tranche, any portion of the outstanding Base Rate Advances upon one Business Day’s prior notice to the Administrative Agent. Any optional payment of Swing Loans shall be made in equal pro rata shares to each Swing Lender. The applicable Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances owing by it or, in an amount equal to the Minimum Tranche, any portion of the outstanding Eurocurrency Advances owing by it upon three Business Days’ prior notice to the Administrative Agent. The applicable Borrower may from time to time pay, without premium or penalty, all outstanding Yen Swing Loans or Sterling Swing Loans owing by it or, in an amount equal to a principal Equivalent Amount of at least U.S.$5,000,000 and an integral multiple of 1,000,000 units of the Appropriate Foreign Currency, any portion of an outstanding Foreign Currency Swing Loan owing by it upon notice to the Appropriate Foreign Currency Swing Lender not later than 10:00 a.m. (local time at the place of payment) on the date of such prepayment. The applicable Borrower may from time to time pay, without premium or penalty, all outstanding Euro Swing Loans owing by it or, in an amount equal to a principal Equivalent Amount of at least U.S.$5,000,000 and an integral multiple of 1,000,000 Euros, any portion of an outstanding Euro Swing Loan owing by it upon notice to the Euro Swing Lender not later than 10:00 a.m. (London time) on the date of such prepayment.

2.18 Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the Class of each Loan and the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount and Class of each Revolving Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of each Foreign Currency Swing Loan made hereunder and the Appropriate Foreign Currency with respect thereto, (iii) the amount of each Euro Swing Loan made hereunder, (iv) the amount of each U.S. Swing Loan made hereunder, (v) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder and (vi) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

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(c) Absent manifest error, the entries in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Obligations in accordance with their terms. In the event of any conflict between the accounts maintained by the Administrative Agent and the accounts of any Lender, the accounts of the Administrative Agent shall control in the absence of manifest error.

(d) Any Revolving Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit E (a “Note”). In such event, the applicable Borrower shall prepare, execute and deliver to such Revolving Lender such Note payable to the order of such Revolving Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Revolving Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

2.19 Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to convert or continue Advances, effect selections of Agreed Currencies and Types and Classes of Advances and transfer funds (as previously authorized in writing by such Borrower) based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Conversion/Continuation Notices to be given telephonically by an Authorized Officer or his or her designee; provided that such Authorized Officer shall have given the Administrative Agent written notice of such delegation. The applicable Borrower agrees to deliver promptly to the Administrative Agent or the applicable Lender a written confirmation (signed by an Authorized Officer) of each telephonic notice, if such confirmation is requested by the Administrative Agent or such Lender. If the written confirmation differs in any material respect from the action taken by the Administrative Agent or the applicable Lender in accordance with the telephonic notice of the applicable Borrower, the records of the Administrative Agent or such Lender shall govern absent manifest error.

2.20 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable by the applicable Borrower on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable by the applicable Borrower on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable by the applicable Borrower on the last day of its applicable Interest Period, on any date on which such Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than

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three months shall also be payable by the applicable Borrower on the last day of each three-month interval during such Interest Period. Interest accrued on each Foreign Currency Swing Loan, on each Euro Swing Loan and on each U.S. Swing Loan shall be paid by the applicable Borrower on the Maturity Date therefor, on any date on which such Foreign Currency Swing Loan or such Euro Swing Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest, facility fees and utilization fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Base Rate Loans calculated by reference to the “prime rate” of Bank of America, Foreign Currency Swing Loans and Revolving Loans denominated in Pounds Sterling or Yen, as applicable, which shall be calculated for actual days elapsed on the basis of a 365-day year or when appropriate, a 366-day year. Interest shall be payable by the applicable Borrower for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made by the applicable Borrower on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.21 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Total Commitment reduction notice, Advance Borrowing Notice, Conversion/Continuation Notice and repayment or prepayment notice received by it hereunder. The Administrative Agent will notify each applicable Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.

2.22 Lending Installations. Each Lender may, by written notice to the Administrative Agent and the Borrowers in accordance with Article XIV, or the Administrative Agent, may by written notice to the Borrowers and the Lenders, designate replacement or additional Lending Installations through which Loans will be made available by it and for whose account Loan payments are to be made. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.

2.23 Non-Receipt of Funds by the Administrative Agent. (a) Unless the Administrative Agent shall have received notice from a Lender on (in the case of a Base Rate Advance) or prior to (in the case of a Eurocurrency Advance) the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.1 and 2.2, as applicable, and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate and (ii) in the case of a payment to be made by such Borrower, the Base Rate. If such

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Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Advance. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or such Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

2.24 Participations in Swing Loans. (a) Each Multi-Currency Revolving Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice that the Administrative Agent has received a Swing Funding Notice for any Euro Swing Loan or Foreign Currency Swing Loan, to fund (or to cause an Affiliate to fund) its participation in, such outstanding Euro Swing Loan or Foreign Currency Swing Loan in an amount equal to its Multi-Currency Pro Rata Share of the amount of such Euro Swing Loan or Foreign Currency Swing Loan. Each Revolving Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally, upon receipt of notice that the Administrative Agent has received a Swing Funding Notice for any U.S. Swing Loan, required to fund (or to cause an Affiliate to fund) its participation in, such outstanding U.S. Swing Loan in an amount equal to its Pro Rata Share of the amount of such U.S. Swing Loan.

(b) The Administrative Agent shall promptly notify each applicable Revolving Lender of its receipt of a Swing Funding Notice. Promptly (and in any event within one Business Day in the case of U.S. Swing Loans and three Business Days in the case of Foreign Currency Swing Loans or Euro Swing Loans) after receipt of such Notice, each applicable Revolving Lender shall (or shall cause an Affiliate to) make available to the Administrative Agent for the account of each Swing Lender an amount in the applicable Agreed Currency and in same day funds equal to its applicable share of all outstanding Swing Loans of such Swing Lender (it being understood that no Revolving Lender which is an Affiliate of a Swing Lender shall be obligated to make any amount available to such Swing Lender unless otherwise required by such Swing Lender). If any Revolving Lender so notified fails to make available to the Administrative Agent for the account of the applicable Swing Lender the full amount of such Revolving Lender’s participations in all Swing Loans of such Swing Lender by the date which is one Business Day (or, in the case of Foreign Currency Swing Loans or Euro Swing Loans, three

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Business Days) after its receipt of such notice from the Administrative Agent, then interest shall accrue on such Revolving Lender’s obligations to fund such participations, from such date to the date such Revolving Lender pays such obligations in full, at a rate per annum equal to the interest rate applicable to each relevant Loan as in effect from time to time during such period.

(c) From and after the date on which the Administrative Agent has received a Swing Funding Notice for any Swing Loan, all funds received by a Swing Lender in payment of any Swing Loan made by such Swing Lender, interest accrued thereon after the first (or, in the case of a Foreign Currency Swing Loan or Euro Swing Loan, third) Business Day following delivery of such notice and other amounts payable in respect thereof shall be delivered by such Swing Lender to the Administrative Agent, in the same funds as those received by such Swing Lender, to be distributed to all applicable Revolving Lenders in accordance with their applicable shares (i.e., giving effect to the funding of participations pursuant to this Section 2.24), except that the applicable share of such funds of any applicable Revolving Lender that has not funded its participations as provided herein shall be retained by such Swing Lender.

(d) If the Administrative Agent or any Swing Lender is required at any time to return to any Borrower, or to a trustee, receiver, liquidator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by such Borrower to the Administrative Agent or such Swing Lender in respect of any Swing Loan or any interest thereon, each applicable Revolving Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Swing Lender its applicable share of the amount so returned by the Administrative Agent or such Swing Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Revolving Lender to the Administrative Agent, at a rate per annum equal to the rate specified by such Swing Lender as its cost of funds for such period.

(e) The Required Lenders, the Swing Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of Swing Loans) for sharing the risks of Swing Loans ratably among all applicable Revolving Lenders as provided herein so long as such method does not materially disadvantage any Lender.

(f) Each applicable Revolving Lender’s obligation to purchase participation interests in Swing Loans pursuant to this Section 2.24 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any other Lender, any Borrower, the Administrative Agent or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect, (c) any breach of this Agreement by any Borrower or any other Lender, (d) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any participation interest in any Swing Loan is to be purchased or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g) Notwithstanding the provisions of clause (f) above, no Revolving Lender shall be required to purchase a participation interest in any Swing Loan if, prior to the making of such Swing Loan, the applicable Swing Lender received written notice from the applicable Borrower, the Administrative Agent or the Required Lenders specifying that one or more of the conditions

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precedent to the making of such Swing Loan were not satisfied and, in fact, such conditions precedent to the making of such Swing Loan were not satisfied at the time of the making of such Swing Loan; provided that the obligation of such Revolving Lender to purchase such participation interest shall be reinstated on the date on which all conditions precedent to the making of such Swing Loan have been satisfied (or waived by the Required Lenders or all Revolving Lenders, as applicable).

2.25 Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Multi-Currency Revolving Advance in any Agreed Currency other than Dollars, any Foreign Currency Swing Loan or any Euro Swing Loan, if there shall occur on or prior to the date of such Multi-Currency Revolving Advance, Foreign Currency Swing Loan or Euro Swing Loan any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would, in the reasonable opinion of the Administrative Agent or (x) in the case of a Multi-Currency Revolving Advance, the Multi-Currency Required Lenders, (y) in the case of a Foreign Currency Swing Loan, the applicable Appropriate Foreign Currency Swing Lender or (z) in the case of a Euro Swing Loan, the Euro Swing Lender, make it illegal or impracticable for the Loans comprising such Multi-Currency Revolving Advance to be denominated in the Agreed Currency specified by the applicable Borrower, a Foreign Currency Swing Loan to be made in the Appropriate Foreign Currency or a Euro Swing Loan to be made in Euros, then: (a) in the case of a Multi-Currency Revolving Advance, the Administrative Agent shall forthwith give notice thereof to such Borrower and the Multi-Currency Revolving Lenders, and the requested Multi-Currency Revolving Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Advance Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Base Rate Loans, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency (which would in the reasonable opinion of the Administrative Agent and the Required Lenders be legal and practicable) in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Advance Borrowing Notice or Conversion/Continuation Notice, as the case may be; (b) in the case of a Foreign Currency Swing Loan, the applicable Appropriate Foreign Currency Swing Lender shall have no obligation to make such Foreign Currency Swing Loan and (c) in the case of a Euro Swing Loan, the Euro Swing Lender shall have no obligation to make such Euro Swing Loan.

2.26 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York office on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of the applicable Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so

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due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, such Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

2.27 Increase in Commitments.

(a) Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify such of the Revolving Lenders as Visa Inc. may specify), Visa Inc. may, from time to time, elect to increase the Total Commitment to an amount (after giving effect to all such increases) that does not exceed $5,000,000,000; provided that (i) each increase shall be in a minimum amount of $25,000,000 and (ii) Visa Inc. may make a maximum of five such elections. At the time of sending such notice, Visa Inc. (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the applicable Revolving Lenders).

(b) Each applicable Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount of such increase and whether such increase is of its Dollar Revolving Commitment or Multi-Currency Revolving Commitment. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) The Administrative Agent shall notify Visa Inc. and each applicable Revolving Lender of the applicable Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, Visa Inc. may also invite Eligible Assignees to become Lenders.

(d) If the Total Commitment is increased in accordance with this Section, the Administrative Agent and Visa Inc. shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Visa Inc. and the Revolving Lenders (including any new Revolving Lenders) of the final allocation of such increase and such Increase Effective Date. On or before such Increase Effective Date, each Eligible Assignee that becomes a new Revolving Lender shall execute a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent is authorized and directed to amend and distribute to the Revolving Lenders (including any new Revolving Lenders) a revised Schedule 1 that gives effect to each increase in the Total Commitment and the allocation thereof among the Revolving Lenders (including any new Revolving Lenders).

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(e) If on the Increase Effective Date, there is an unpaid principal amount of Revolving Loans, the applicable Borrowers shall, on such date or on such date or dates thereafter as the Administrative Agent shall reasonably specify (in consultation with Visa Inc. and having regard to the avoidance of amounts payable pursuant to Section 3.4, in each case so long as no Event of Default has occurred and is continuing), borrow Revolving Loans from the Revolving Lenders and/or prepay any Revolving Loans outstanding on each Increase Effective Date for the sole purpose of insuring that the Revolving Loans (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Revolving Lenders pro rata according to their revised applicable shares.

2.28 Replacement of Lender. If any Lender requests compensation under Sections 3.1 or 3.2 (or has given notice pursuant to Section 3.6 that such request may be made), or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 (or has given notice pursuant to Section 3.6 that such payment may be required), or if any Lender is a Defaulting Lender, then Visa Inc. may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, and each such Lender agrees to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Sections 13.1, 13.2 and 13.3), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) Visa Inc. shall have paid to the Administrative Agent the assignment fee specified in Section 13.3.1(d);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.1 or 3.2 from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Sections 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Visa Inc. to require such assignment and delegation cease to apply.

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ARTICLE III - YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, applicable Lending Installation or any corporation controlling such Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects any Lender, any applicable Lending Installation or any corporation controlling such Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans;

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any corporation controlling such Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances, Foreign Currency Swing Loans or Euro Swing Loans); or

(c) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any corporation controlling such Lender of making, funding or maintaining its Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans or reduces any amount receivable by any Lender, any applicable Lending Installation or any corporation controlling such Lender in connection with its Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans, or requires any Lender, any applicable Lending Installation or any corporation controlling such Lender to make any payment calculated by reference to the amount of Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender, applicable Lending Installation or any corporation controlling such Lender of making or maintaining its Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans or its Commitment or to reduce the return received by such Lender, applicable Lending Installation or any corporation controlling such Lender in connection with such Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans or its Commitment, and such Lender is generally making or will generally make a similar claim against other borrowers from such Lender having language in the applicable borrowing agreements similar to that contained in this Section 3.1, and such Lender so states in writing to Visa Inc., then, within 15 days of demand by such Lender, Visa Inc. shall pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (defined

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below) and such Lender is then making a claim against a substantial portion of the other borrowers from such Lender which have language in the applicable borrowing agreements similar to that found in this Section 3.2 and such Lender so certifies in writing to Visa Inc., then, within 15 days of a written demand by such Lender (which shall include a schedule demonstrating how the amount demanded was calculated), Visa Inc. shall pay or cause to be paid to such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or in the interpretation or application thereof or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Advances. If any Lender determines that maintenance of its Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine, or a Foreign Currency Swing Lender or the Euro Swing Lender determines, as the case may be, that (a) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances, the applicable Foreign Currency Swing Loans or Euro Swing Loans, as the case may be, are not available or (b) the interest rate applicable to Eurocurrency Advances, the applicable Foreign Currency Swing Loans or Euro Swing Loans, as the case may be, does not accurately reflect the cost of making or maintaining such Eurocurrency Advances, Foreign Currency Swing Loans or Euro Swing Loans, as the case may be, then (i) in the case of any such determination with respect to Eurocurrency Advances, the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4, (ii) in the case of any such determination with respect to Foreign Currency Swing Loans, the Appropriate Foreign Currency Swing Lender may suspend the availability of Foreign Currency Swing Loans by such Lender and require any affected Foreign Currency Swing Loans to be repaid or (iii) in the case of any such determination with respect to Euro Swing Loans, the Euro Swing Lender may suspend the availability of Euro Swing Loans and require any affected Euro Swing Loans to be repaid.

3.4 Funding Indemnification. If any payment of a Eurocurrency Advance, Foreign Currency Swing Loan or Euro Swing Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance, Foreign Currency Swing Loan or Euro Swing Loan is not made on the date specified by the applicable Borrower for any reason other than default by any of the

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applicable Lenders, such Borrower will indemnify each non-defaulting Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance, Foreign Currency Swing Loan or Euro Swing Loan (but excluding any lost profits).

3.5 Taxes. (a) All payments by each Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent the original or a certified copy of any receipt received by such Borrower evidencing payment thereof within 30 days after such payment is made.

(b) In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”). Such Other Taxes shall be paid within 30 days following such Borrower’s receipt of a written demand with respect thereto pursuant to Section 3.6.

(c) Each Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable by such Borrower under this Section 3.5 to the extent actually incurred) paid by the Administrative Agent or such Lender and any penalties, interest and expenses arising therefrom or with respect thereto; provided that no Borrower shall be responsible for any such penalties, interest and expenses to the extent they arise out of a Lender’s failure to comply with its obligations under clause (a) of Section 3.6. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d) Each Revolving Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date of this Agreement, deliver to each of the Borrowers and the Administrative Agent two duly completed copies of, as applicable, (i) United States Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (ii) United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Administrative Agent, to the extent it may lawfully do so at such time, (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete and (y) after the occurrence of any event requiring a change in the

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most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrowers with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, each Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that any Borrower, the Administrative Agent or a Swing Lender did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed by such Lender, because such Lender failed to notify any Borrower, the Administrative Agent or such Swing Lender of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason other than the gross negligence or willful misconduct of any Borrower, the Administrative Agent or such Swing Lender), such Lender shall indemnify such Borrower, the Administrative Agent or such Swing Lender fully for all amounts paid, directly or indirectly, by such Borrower, the Administrative Agent or such Swing Lender as tax, withholding therefor, or otherwise, as a result of such failure to properly withhold, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to such Borrower, the Administrative Agent or such Swing Lender under this clause (g), together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for such Borrower, the Administrative Agent or such Swing Lender, which attorneys may be employees of such Persons). The obligations of the Lenders under this clause (g) shall survive the payment of the Obligations and termination of this Agreement.

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3.6 Lender Statements; Survival of Indemnity. Each Lender shall use commercially reasonable efforts to (a) promptly notify Visa Inc. or the applicable Borrower of any event or condition which has resulted or is reasonably likely to result in any liability of Visa Inc. or such Borrower to such Lender under Section 3.1, 3.2 or 3.5 or the unavailability of Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans under Section 3.3 and (b) designate an alternate Lending Installation with respect to its Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans, as applicable, or take such other appropriate actions, in each case to reduce any liability of Visa Inc. or such Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Loans, Foreign Currency Swing Loans or Euro Swing Loans under Section 3.3, so long as such designation or other appropriate actions are not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to Visa Inc. or the applicable Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Visa Inc. or such Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan, Foreign Currency Swing Loans and Euro Swing Loans shall be calculated as though the applicable Lender funded its Eurocurrency Loan, Foreign Currency Swing Loans or Euro Swing Loan, as the case may be, through the purchase of a deposit of the Type, currency and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Visa Inc. or the applicable Borrower of such written statement. The obligations of Visa Inc. or the applicable Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV - CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. The occurrence of the Closing Date is subject to the conditions precedent that (a) there shall not have occurred a change since October 1, 2007 in the business, properties, condition (financial or otherwise) or results of operations of Visa Inc. and its Subsidiaries taken as a whole or in the facts and information regarding such entities which could reasonably be expected to have a Material Adverse Effect and (b) the Administrative Agent shall have received (i) evidence that all amounts payable under the Existing Agreement have been (or concurrently with the making of the initial Loans will be) paid in full and the commitments of the lenders under the Existing Agreement have been (or concurrently with the making of the initial Loans will be) terminated, (ii) for the account of each Lender, the upfront fees, if any, previously agreed to between Visa Inc. and the Lenders, (iii) for the account of the Administrative Agent and the Arrangers, all fees which are then due and payable pursuant to the Fee Letters and (iv) each of the following items, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of each Borrower, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(A)	The certificate of incorporation of each Borrower, together with all amendments, and a certificate of good standing issued by the state of its incorporation, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

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(B)	A certificate of the Chief Financial Officer, the Controller, the Secretary or the Assistant Secretary of each Borrower, as to the by-laws of such Borrower and resolutions of the Board of Directors of such Borrower (and any required resolutions or actions of any other body) authorizing the borrowings hereunder and the consummation of the transactions contemplated hereby.

(C)	An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and each Lender shall be entitled to rely until informed of any change in writing by such Borrower.

(D)	A certificate, signed by the Chief Financial Officer, the Controller or the Treasurer of each Borrower, stating that on the Closing Date no Default or Event of Default has occurred and is continuing.

(E)	The written opinion of the Borrowers’ counsel, addressed to the Lenders in substantially the form of Exhibit A.

(F)	Any Note requested by a Lender pursuant to Section 2.18 payable to the order of such requesting Lender.

(G)	Borrower details forms, in form reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer of each Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(H)	Such other approvals, opinions or documents as the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Each Advance. No Lender shall be required to make any Loan unless on the applicable Borrowing Date:

(a) There exists no Default or Event of Default.

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(b) The representations and warranties contained in Article V (other than Sections 5.5 and 5.7, unless the initial Advance is on the Closing Date) are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c) The Administrative Agent shall have received an Advance Borrowing Notice or a Swing Loan Borrowing Notice, as applicable.

(d) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.

Each Advance Borrowing Notice, with respect to any Advance, and each Swing Loan Borrowing Notice, with respect to a Foreign Currency Swing Loan, a Euro Swing Loan or a U.S. Swing Loan, shall constitute a representation and warranty by Visa Inc. and the applicable Borrower that the conditions contained in Sections 4.2(a), (b) and (d) have been satisfied. The Administrative Agent, at the reasonable request of any Lender, may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Loan.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

Visa Inc. represents and warrants to the Lenders, with the knowledge and intent that the Lenders will be relying on such representations and warranties in making Loans hereunder, that:

5.1 Existence and Standing. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

5.2 Authorization and Validity. The execution, delivery and performance by each Borrower of the Loan Documents, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate action. The Loan Documents to which each Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by any Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on (x) such Borrower or (y) any of its Subsidiaries, if such violation could reasonably be expected to have a Material Adverse Effect, (b) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, (c) the provisions of any material indenture, instrument or agreement to which such Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower or any of its Subsidiaries pursuant to the terms of any such material indenture, instrument or agreement

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or (d) the provisions of any material indenture, instrument or agreement to which any of such Borrower’s Subsidiaries is a party or is subject, or by which any of them, or their Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any of such Borrower’s Subsidiaries pursuant to the terms of any such material indenture, instrument or agreement, that, in each case, could reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by each Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. (a) The September 30, 2007 audited consolidated financial statements of each of Visa International and Visa U.S.A. and the October 1, 2007 audited consolidated financial statements of Visa Inc (which do not contain a “going concern” or like qualification or exception), heretofore delivered to the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of each such Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

(b) The December 31, 2007 unaudited consolidated financial statements of Visa Inc., heretofore delivered to the Lenders, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of Visa Inc. and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject to normal year-end adjustments.

5.5 Material Adverse Change. Except as disclosed in Schedule 5.7 hereto, and except with respect to any loss relating to or in connection with Section 9.01 of Visa International’s By-Laws incurred during such period due to the failure of a member bank which will be recovered pursuant to a recovery plan which has been adopted by the Board of Directors of Visa International or the Board of Directors of any regional affiliate of Visa International, including the Board of Directors of Visa U.S.A. Inc. (any such loss, a “Recoverable Loss”), since October 1, 2007 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of Visa Inc. and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. Each Borrower and its Subsidiaries have filed all United States federal and other material tax returns which are required to be filed and have paid all taxes thereunder which are due and payable, including interest and penalties, except any that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established by such Borrower or applicable Subsidiary.

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5.7 Litigation. Except as disclosed in Schedule 5.7 hereto, there is no pending or threatened (in writing) action, suit, investigation, litigation or proceeding (a “Proceeding”) affecting any Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.8 Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of each Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by such Borrower. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.9 Contingent Obligations. Except as provided on Schedule 5.9, and except for obligations incurred in the ordinary course of business, neither any Borrower nor any Material Subsidiary has any contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.

5.10 Accuracy of Information. No information, exhibit or report furnished by any Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the Loan Documents contained any material misstatement of a material fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Regulation U. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.12 Material Agreements. Neither any Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing Indebtedness in an amount exceeding U.S.$100,000,000, individually or in the aggregate.

5.13 Compliance With Laws. Each Borrower and its Subsidiaries have complied with all applicable material statutes, rules, regulations, orders and restrictions of any United States or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.14 Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, each Borrower and its Subsidiaries will have good title, free of all Liens other than

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those permitted by Section 6.12, to all of the material Property and assets reflected in such Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by such Borrower and its Subsidiaries.

5.15 Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, each Borrower considers the effect of Environmental Laws on the business of such Borrower and its Subsidiaries, in the course of which it attempts to identify and evaluate potential risks and liabilities accruing to such Borrower due to Environmental Laws. On the basis of this consideration, each Borrower believes that the application of the Environmental Laws to such Borrower could not reasonably be expected to result in a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither any Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

5.18 ERISA. No Plan had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA), whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, for which the actuarial analysis has been received, or would have had such an accumulated funding deficiency on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title 1 of ERISA applied, and no material liability to the PBGC has been incurred with respect to any such Plan by any Borrower or any ERISA Affiliate. No Plan to which any Borrower or any ERISA Affiliate contributes is a multiemployer plan (within the meaning of Section 3(37) of ERISA). Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. No Unfunded Liabilities under ERISA exist with respect to any Plan which such Unfunded Liabilities could reasonably be expected to exceed U.S.$50,000,000, individually or in the aggregate.

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ARTICLE VI - COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1 Financial Reporting. Visa Inc. will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

(a) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of Visa Inc., a consolidated balance sheet of Visa Inc. and its Subsidiaries as of the end of such quarter and consolidated statements of income and of cash flows of Visa Inc. and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an Authorized Officer as having been prepared in accordance with Agreement Accounting Principles;

(b) as soon as available and in any event within 120 days after the end of each fiscal year of Visa Inc., a copy of the annual audit report for such year for Visa Inc. and its Subsidiaries (and, if its fiscal year end financial statements are then being audited, of each of Visa International and Visa U.S.A. and its respective Subsidiaries), containing a consolidated balance sheet of such Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and of cash flows of such Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion in substantially the form given with the October 1, 2007 audited financial statements of Visa Inc. previously delivered to the Lenders (or otherwise reasonably acceptable to the Required Lenders) (it being understood that the audit opinion may differ from this standard to the extent necessary to conform to the audit opinion requirements for a publicly traded company if such financial statements cover periods after Visa Inc. becomes a publicly traded company) by such Borrower’s regularly retained independent public accountants in accordance with generally accepted auditing standards; provided that in the event of any change in Agreement Accounting Principles used in the preparation of such financial statements, Visa Inc. shall also provide, if necessary for the determination of compliance with Section 6.17, a statement of reconciliation conforming such financial statements to Agreement Accounting Principles;

(c) simultaneously with delivery of the financial statements referred to in clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit B signed by Visa Inc.’s Chief Administrative Officer, Chief Financial Officer, Controller or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of the equity membership interests of Visa Inc. and copies of all annual, regular, periodic and special reports and registration statement which Visa Inc. may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Lenders pursuant hereto;

(e) promptly and in any event within 10 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of such Borrower describing such ERISA Event;

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(f) promptly after any Borrower receives notice thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting such Borrower or any of its Subsidiaries in which the amount claimed is U.S.$140,000,000 or more;

(g) promptly after any announcement of, change in, or withdrawal of, Visa Inc.’s or Visa International’s Moody’s Rating or S&P Rating, written notice of such change or withdrawal, which notice shall specify the new rating (if applicable), the date on which such change or withdrawal was publicly announced or, in the case of a private rating, disclosed to Visa Inc. or Visa International and such other information with respect to such change or withdrawal as any Lender through the Administrative Agent may reasonably request;

(h) promptly after the occurrence thereof, written notice of any material change in accounting policies or financial reporting practices by Visa Inc. or any of its Subsidiaries;

(i) simultaneously with the delivery of the financial statements of Visa Inc. referred to in clauses (a) and (b) above, written notice of the amount of any obligations or liabilities of the type described in clause (ii) of the proviso to the definition of Indebtedness contained in Section 1.1 that are reflected as liabilities on such financial statements but that are excluded from the definition of Indebtedness pursuant to such proviso; and

(j) such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Visa Inc. notifies the Administrative Agent (by electronic mail or otherwise) of the filing of the document with the Securities and Exchange Commission, (ii) on which Visa Inc. posts such documents, or provides a link thereto on Visa Inc.’s website on the Internet; or (iii) on which such documents are posted on Visa Inc.’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) paper copies of such documents shall be delivered to any Lender that requests the delivery of such paper copies until a written request to cease delivering paper copies is given by such Lender and (y) Visa Inc. shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents or the filing of documents with the Securities and Exchange Commission and shall provide to the Administrative Agent by electronic mail electronic versions or links to electronic versions (i.e., soft copies) of such documents.

Each Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with

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respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that documents filed with the Securities and Exchange Commission shall be deemed to be “PUBLIC” and shall not be required to be so marked); (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.2 Use of Proceeds. Each Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans only (a) to refinance existing Indebtedness, (b) to ensure the integrity of the settlement process of such Borrower and its Subsidiaries in the event of a settlement failure by a member, (c) as back-up to any commercial paper program of such Borrower and (d) for general corporate purposes.

6.3 Notice of Default. Each Borrower will notify (or cause another Borrower to notify) the Administrative Agent and the Lenders as soon as possible, and in any event within five Business Days after any Authorized Officer of such Borrower has knowledge thereof, of the occurrence of any Default or Event of Default.

6.4 Conduct of Business. Each Borrower will, and will cause each of its Material Subsidiaries to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and take all commercially reasonable steps to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5 Taxes. Each Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6 Insurance. Each Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance coverage of a type reasonable and customary for companies of similar size and engaged in similar businesses and in amounts reasonably deemed by such Borrower to be adequate.

6.7 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders of the United

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States or any state thereof, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect; and each Borrower will, and will cause each of its Subsidiaries to, comply with all other applicable laws, rules, regulations and orders, except to the extent failure to so comply would not, in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure so to maintain such Property could not reasonably be expected to have a Material Adverse Effect.

6.9 Inspection. Upon reasonable advance notice, and during normal business hours, each Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of such Borrower and its Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, their respective officers.

6.10 Mergers, Etc. No Borrower will, nor will it permit any of its Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of such Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, unless, immediately after giving effect to such proposed transaction, no Default or Event of Default would exist and in the case of any such merger to which such Borrower is a party, either (a) such Borrower is the surviving corporation (provided that if Visa Inc. is a party to such merger, Visa Inc. is the surviving corporation) or (b) the Person into which such Borrower shall be merged or formed by any such consolidation shall assume such Borrower’s obligations hereunder and under the Notes, if any, in an agreement or instrument reasonably satisfactory in form and substance to the Administrative Agent; provided that, mergers otherwise permitted by this Section shall be permitted only if a Change of Control does not result therefrom.

6.11 Investments and Acquisitions. No Borrower will, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Cash Equivalent Investments;

(b) Existing Investments in Subsidiaries and other Investments that are not of the type described in clauses (a), (c) and (d) hereof in existence on the date hereof and described in Schedule 6.11;

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(c) Investments in newly created Subsidiaries or Affiliates created in the ordinary course of business or generally related to the existing business of such Borrower; and additional Investments in existing Subsidiaries in the ordinary course of business;

(d) short-term loans to Visa Europe Limited (“Visa Europe”) made to perfect settlements in Pounds Sterling and the Euro Local Currency Settlement Services operated by Visa Europe;

(e) direct obligations of, or fully guaranteed by, the United States of America or any agency thereof; provided that any such obligations shall mature within five years of the date of issuance thereof;

(f) short-term loans to its Subsidiaries, in each case in the ordinary course of business to accommodate settlements; and

(g) other Investments or Acquisitions provided that immediately before and after giving effect thereto, no Default or Event of Default exists.

6.12 Liens. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist, unless such Borrower’s obligations under this Agreement and the Notes are secured equally and ratably therewith, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction a financing statement which names such Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement (in each case, excepting financing statements relating to Liens that may be allowed hereunder), excluding from the operation of the foregoing restrictions the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or, if commenced, is being diligently contested in good faith and by proper proceedings:

(a) materialmen’s, suppliers’, tax and other similar Liens arising in the ordinary course of business as presently conducted securing obligations which are not overdue or are being contested in good faith by appropriate proceedings;

(b) Liens arising in the ordinary course of business as presently conducted in connection with leases, workmen’s compensation, unemployment insurance, appeal and release bonds, purchase money security interests and other Liens incidental to the conduct of its business or the operation of its property or its assets;

(c) Liens on real estate, buildings or equipment so long as the Indebtedness secured by such Liens does not exceed U.S.$500,000,000, in the aggregate, for Visa Inc. and its Subsidiaries;

(d) Liens granted on financial assets to secure risk and funding management transactions entered into in the ordinary course of business and on commercially reasonable terms negotiated on an arms-length basis, including but not limited to, reverse repurchase agreements, hedging transactions, securities lending transactions and securitization transactions involving royalty or other similar payment streams; and

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(e) Other Liens securing obligations not in excess of U.S.$50,000,000, in the aggregate, for Visa Inc. and its Subsidiaries at any one time;

provided that notwithstanding the foregoing provisions of this Section 6.12, no Borrower shall create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any shares of stock of any of its Subsidiaries.

6.13 Affiliates. Except as set forth on Schedule 6.13, no Borrower will, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with or make any payment or transfer to, any Affiliate (other than an Affiliate that is a consolidated Subsidiary of Visa Inc.) except in the ordinary course of such Borrower’s business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business.

6.14 Contingent Obligations. No Borrower will, and will not permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation, except (a) such Borrower or any of its Subsidiaries may guarantee the obligation of another Borrower or any of its Subsidiaries, (b) for guarantees of the Indebtedness of Persons other than Visa Inc. or any of its Subsidiaries so long as the incurrence or existence of such guarantee does not result in a breach of Section 6.17, (c) for endorsement of instruments for deposit or collection in the ordinary course of business, (d) obligations in connection with the clearing and settlement of VISA card, check and other product transactions, (e) for obligations described in Section 5.9 and (f) other Contingent Obligations not exceeding in the aggregate U.S.$80,000,000 for Visa Inc. and its Subsidiaries so long as the incurrence or existence of such other Contingent Obligations does not result in a breach of Section 6.17.

6.15 Pari Passu Ranking. Each Borrower shall ensure that its obligations under the Loan Documents will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations.

6.16 Books and Records. Each Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with Agreement Accounting Principles consistently applied shall be made of all material financial transactions and matters involving the assets and business of such Borrower and its Subsidiaries.

6.17 Consolidated Indebtedness to Consolidated EBITDA Ratio. Visa Inc. will not permit the Consolidated Indebtedness to Consolidated EBITDA Ratio to be greater than 3.75 to 1.0 at the end of any fiscal quarter.

6.18 Restructuring Agreement. The Lenders and the Administrative Agent agree that the Restructuring shall not constitute a Default or Event of Default under this Agreement or any other Loan Document, including, without limitation under Sections 6.4, 6.8, 6.10, 6.11, 6.13 or 6.14 of this Agreement, it being understood that the foregoing shall not excuse a breach of the covenant in Section 6.17 of this Agreement. No Borrower will, nor will it permit any of its

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Subsidiaries to, amend, modify or waive any provision of the Restructuring Agreement in a manner that would materially and adversely affect the rights of the Lenders under any specific provision of this Agreement that refers to the Restructuring Agreement; provided that nothing in this Agreement shall prohibit or limit amendments or modifications of the Restructuring Agreement so long as, for purposes of this Agreement, the terms and provisions of the Restructuring Agreement in effect prior to such amendment or modification continue to apply.

ARTICLE VII - EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1 Any representation or warranty made by Visa Inc. or any Borrower in connection with this Agreement shall prove to be incorrect in any material respect when made.

7.2 Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any facility or utilization fee or other obligations under any of the Loan Documents within three Business Days after the same becomes due.

7.3 (a) The breach by any Borrower of any of the terms or provisions contained in Section 6.2, 6.3, 6.10, 6.12 or 6.17 or (b) the failure by any Borrower to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender.

7.4 Any Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness of, or guaranteed by, such Borrower or such Subsidiary that is outstanding in a principal amount of at least U.S.$100,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable by such Borrower or such Subsidiary (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

7.5 Any Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceedings shall be instituted by or against such Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment,

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protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or any Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 7.5.

7.6 Any final, nonappealable judgment or order for the payment of money in excess of U.S.$100,000,000 (excluding any portion thereof covered by insurance so long as the insurer (a) has an A.M. Best rating of “A” or better, (b) has been notified of the relevant claim and (c) has not denied coverage) on a claim or claims not covered by insurance shall be rendered against any Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order on or after the date any payment is due and payable under the terms of such judgment or order and shall not have been stayed within 30 days after such enforcement proceedings are commenced or (ii) such Borrower or any of its Subsidiaries fails to pay or discharge any amount owing under any such judgment or order within 30 days after such amount becomes due and payable under the terms of such judgment or order.

7.7 Any ERISA Event shall have occurred with respect to a Plan which is reasonably likely to result in a liability in excess of U.S.$50,000,000.

7.8 Any material provision of any of the Loan Documents shall cease to be in full force and effect or any Borrower or any of its Subsidiaries (or any Person acting through any Borrower or such Subsidiary) shall take any action to contest the enforceability of any such provision.

7.9 A Change of Control occurs.

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. (a) If any Event of Default described in Section 7.5 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives.

(b) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of

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Default (other than any Event of Default as described in Section 7.5 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2 Dollar Conversion and Assignment of Obligations.

(a) Notwithstanding any other provision in this Agreement, on the date (the “Conversion Date”) that (i) (A) there has been an acceleration of the maturity of the Obligations or a termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default and (B) the Required Lenders cease to have the right under Section 8.1(b) to rescind or annul such an acceleration or termination, (ii) the Termination Date occurs and the Obligations are not concurrently repaid in full or (iii) an Event of Default described in Section 7.5 occurs with respect to any Borrower, all outstanding Multi-Currency Revolving Loans in an Agreed Currency other than Dollars, all outstanding Euro Swing Loans and all outstanding Foreign Currency Swing Loans shall be converted into Dollars and the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of conversion used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with the specified currency at the Administrative Agent’s main New York office on the Business Day preceding the Conversion Date. If the amount of Dollars so purchased with the specified currency is less than the amount originally borrowed by any Borrower from the Multi-Currency Revolving Lenders or a Swing Lender, in an Agreed Currency, such Borrower agrees, to the fullest extent that it may effectively do so, to indemnify such Lenders or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally borrowed by such Borrower from any Multi-Currency Revolving Lender or a Swing Lender, as the case may be, in an Agreed Currency, then Administrative Agent may apply such excess to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect.

(b) From and after the Conversion Date, Loans shall be denominated only in Dollars.

(c) On the Conversion Date, each Revolving Lender (each a “Selling Revolving Lender”) shall sell, and each other Revolving Lender (each a “Purchasing Revolving Lender”) shall purchase, without recourse, from one or more Selling Revolving Lenders an assignment or participation of the outstanding Revolving Loans and participations obligations with respect to the Swing Loans held by such Selling Revolving Lenders in such amounts as shall be necessary to cause each Purchasing Revolving Lender and each Selling Revolving Lender to share the Total Outstandings and Swing Loan participation interests in accordance with their respective Pro Rata Shares of such amounts. Each Purchasing Revolving Lender agrees that this purchase obligation shall be absolute and unconditional. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of the assignments or participations purchased under this Section 8.2(c) and will in each case notify the Lenders following any such assignment or participation. Each Purchasing Revolving Lender that purchases an assignment pursuant to this Section 8.2(c) shall be deemed to have complied with Section 13.3, and shall have all of the rights and obligations of an assignee hereunder (without the necessity of complying with Section 13.3.1(d)) with respect to the assigned Revolving Loans or participation interests.

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8.3 Amendments. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.1, other than as provided for in Section 8.1) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to subclause (iii) of the second proviso to this Section 8.3) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.15 or waive any obligation of any Borrower to pay interest as set forth in Section 2.15;

(e) change Section 12.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) change the definition of “Dollar Pro Rata Share,” “Multi-Currency Pro Rata Share” or “Pro Rata Share” without the written consent of each Lender directly affected thereby;

(g) change Section 1.6 or the definition of “Agreed Currency” without the written consent of each Multi-Currency Revolving Lender;

(h) change Section 8.2 or Section 13.5 without the written consent of each Revolving Lender;

(i) release Visa Inc. from liability under the Guarantee without the written consent of each Revolving Lender or

(j) change any provision of this Section or the definition of “Required Lenders” or any other provision or definition hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

And, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the affected Swing Lender in addition to the Lenders required above, affect the rights

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or duties of such Swing Lender under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) Schedule 1 may be amended by the Administrative Agent as provided in the last sentence of Section 13.3.1. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (other than an amendment, waiver or consent under clauses (b), (c), (d), (e), (f), (g) or (h) of this Section 8.3).

8.4 Preservation of Rights. No delay or omission of any Lender or the Administrative Agent to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Event of Default or the inability of any Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX - GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Advance, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof.

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9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.9 and 10.7 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification. (a) Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and each Related Party of any of the foregoing Persons (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous waste or substance on or from any Property owned or operated by any Borrower or any of its Subsidiaries, or any environmental liability related in any way to any Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are

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determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim brought by the Administrative Agent, an Arranger or a Lender (or any of their Related Parties) against the Administrative Agent, an Arranger or any other Lender (or any of their Related Parties) if such claim does not arise out of any act or omission of any Borrower.

(c) To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Arrangers, the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Arrangers, the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the percentage that the aggregate Commitments of such Lender hereunder is of the aggregate Commitments of all Lenders, or, if all the Commitments have been terminated or have expired, the percentage that the aggregate principal amount of the Obligations owed (including by way of funded participations) to such Lender hereunder is of the aggregate principal amount of the Obligations owed (including by way of funded participations) to all the Lenders hereunder) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arrangers in their capacity as such, the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Arrangers or the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.16(i).

(d) To the fullest extent permitted by applicable law, each of the parties hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except for damages arising out of the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

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9.7 Non-reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

9.8 Severability of Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction

9.9 Nonliability of Lenders. The relationship between each Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers nor any Lender shall have any fiduciary responsibility to any Borrower. Neither the Administrative Agent, the Arrangers nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent, the Arrangers nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of the party from which recovery is sought.

9.10 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates (including the Arrangers) and to its and its Affiliates’ (including the Arrangers’) respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and the disclosing party will be responsible for any breaches of this Section by such Persons), (b) to the extent requested (but only to the extent so requested) by any bank examiner or banking regulatory authority having jurisdiction over it, or to the extent required (but only to the extent so required) by any other regulatory authority having jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (but only to the extent so required) by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or securitization transaction relating to any Borrower and

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its obligations, (g) with the prior written consent of the applicable Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach by it of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates (including the Arrangers) on a nonconfidential basis from a source other than the applicable Borrower or its Subsidiaries, Affiliates (including the Arrangers) or Related Parties, provided that such source is not known to the Administrative Agent or any Lender, after reasonable inquiry, to be bound by an obligation of confidentiality. The Administrative Agent and each of the Lenders agree that if any of them is requested or required, as applicable, to disclose Confidential Information pursuant to clause (b) or (c) above (other than to a bank examiner having jurisdiction over it), they will, to the extent they may lawfully do so, prior to any disclosure, notify the applicable Borrower in writing and provide the applicable Borrower with copies of any such written request or demand so that the applicable Borrower may seek a protective order or other appropriate remedy or waive in writing compliance with the provisions of this Agreement to the extent necessary. The breach by the Administrative Agent or any Lender under this Section shall not be used by any Borrower as a defense to payment of, or the basis for set-off against or the failure to pay, any sums due hereunder.

9.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent., the Arrangers or the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests to any Borrower or any of its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby, except for claims involving the gross negligence or willful misconduct of the Administrative Agent, the Arrangers or the Lenders.

9.12 Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates.

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9.13 Termination of Existing Agreement. The Lenders which are parties to the Existing Agreement hereby waive the notice requirement set forth in the Existing Agreement for terminating the commitments under the Existing Agreement and agree that the Existing Agreement shall be terminated on the Closing Date (except for any provisions thereof which by their terms survive termination thereof).

ARTICLE X - THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

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The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.3) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by a Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent with reasonable care; provided that the Administrative Agent shall give the Borrowers prior written notice of the delegation of any of its material duties to any such agent or sub-agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers, so long as no Event of Default has occurred and is continuing (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders, with consent of the Borrowers as provided above, appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Lender and (b) the retiring Swing Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agent or any other agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding of any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11 and 9.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI - GUARANTEE

Visa Inc. agrees, to induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, as follows:

11.1 Guarantee. Visa Inc. hereby guarantees to the Lenders and the Administrative Agent the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. Visa Inc. hereby further agrees that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations owing by it, Visa Inc. will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or

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renewal of any of the Guaranteed Obligations owing by any Borrower, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 11.1 is a continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection and shall apply to all Guaranteed Obligations of each Borrower whenever arising.

11.2 Acknowledgments, Waivers and Consents. Visa Inc. agrees that its obligations under Section 11.1 shall, to the fullest extent permitted by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guaranty therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, to the fullest extent permitted by applicable law, Visa Inc. agrees that:

11.2.1 . The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article XI in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of Visa Inc., or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Section 11.2.1:

(a) any modification or amendment (including without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of any Commitment;

(b) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

(c) any application of the proceeds of any other guarantee (including without limitation the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

(d) any release of any other Person (including without limitation any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(e) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including without limitation any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(f) any proceeding against any Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article XI;

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(g) the entering into such other transactions or business dealings with any Borrower, any Subsidiary or Affiliate of any Borrower or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

(h) all or any combination of any of the actions set forth in this Section 11.2.1.

11.2.2 The enforceability and effectiveness of this Article XI and the liability of Visa Inc., and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Article XI shall not be affected, limited, reduced, discharged or terminated, and Visa Inc. hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(a) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(b) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other guarantor;

(c) the illegality, invalidity or unenforceability of any security for or other guarantee (including without limitation any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

(d) the cessation, for any cause whatsoever, of the liability of any Borrower or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 11.3, by reason of the full payment of all Guaranteed Obligations);

(e) any failure of the Administrative Agent or any Lender to marshal assets in favor of any Borrower or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Borrower or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that any Borrower may be in default of its obligations under any Loan Document;

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(f) any counterclaim, set-off or other claim which any Borrower or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations;

(g) any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(h) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(i) any action taken by the Administrative Agent or any Lender that is authorized by this Section 11.2 or otherwise in this Article XI or by any other provision of any Loan Document or any omission to take any such action; or

(j) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

11.2.3 To the fullest extent permitted by law, Visa Inc. expressly waives, for the benefit of the Administrative Agent and the Lenders, (a) all diligence, promptness, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, (b) any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, (c) all notices of acceptance of this Article XI or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations, (d) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties.

11.3 Reinstatement. The obligations of Visa Inc. under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must otherwise be restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.4 Subrogation. Visa Inc. hereby agrees that, until the final payment in full of all Guaranteed Obligations and the expiration or termination of the Commitments under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation, reimbursement, contribution or otherwise, against the Borrowers or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

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11.5 Remedies. Visa Inc. agrees that, as between Visa Inc. and the Administrative Agent and the Lenders, the obligations of any Borrower under this Agreement, the Notes or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 7 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 7) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations shall forthwith become due and payable by Visa Inc. for purposes of said Section 11.1.

11.6 Payments. All payments by Visa Inc. under this Article XI shall be made without deduction, set-off or counterclaim at the place specified in Section 2.16.

11.7 Solvency. Visa Inc. represents and warrants to the Administrative Agent and the Lenders that, after giving effect to each borrowing hereunder, and after giving effect to the subrogation, contribution, reimbursement and other rights of Visa Inc. arising out of such borrowing and this Guaranty, it will be solvent.

ARTICLE XII - SETOFF; RATABLE PAYMENTS

12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Event of Default under Section 7.2 occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due; provided that this Section 12.1 shall not apply to amounts attributable or in any way related to the clearing and settlement of Visa card products or Travelers Checks or any other transaction for which any Borrower performs clearing or settlement services. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.2 Ratable Payments. Without limiting the provisions of Section 2.16(g), if any Revolving Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) or its participation in Swing Loans in a greater proportion than that received by any other Revolving Lender, such Revolving Lender agrees, promptly upon demand, to purchase a portion of the Revolving Loans (or such participations in Swing Loans) held by the other Revolving Lenders so that after such purchase each Revolving Lender will hold its pro rata share of all Revolving Loans (and all participations in Swing Loans), as contemplated by this Agreement.

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ARTICLE XIII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise permitted herein, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 13.3, (b) by way of participation in accordance with the provisions of Section 13.2 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.3.3 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.2 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Loans) owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) the Borrowers, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (d) except in the case of any such participation sold to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, each such participation shall be in an amount of not less than $10,000,000, or shall be in an amount of such Lender’s entire remaining Commitment and the Loans at the time owing to it.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.3 that affects such Participant. Subject to Section 13.2.2, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender; provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.

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13.2.2 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Visa Inc.’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.6 as though it were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.3.1, participations in Swing Loans) at the time owing to it); provided that

(a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment assigned (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than U.S.$10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Visa Inc. otherwise consents (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to rights in respect of Swing Loans;

(c) any assignment of a Commitment must be approved by the Administrative Agent, each Swing Lender and, unless an Event of Default has occurred and is continuing, Visa Inc. (provided that such approvals shall not be unreasonably withheld) unless the Person that is the proposed assignee is itself a Lender or an Eligible Affiliate or Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, unless waived by the Administrative Agent in its sole discretion, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.3.2, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3.1 shall not be treated as an assignment under this Agreement. The Administrative Agent is hereby authorized and directed to amend Schedule 1 from time to time to reflect any assignment or transfer pursuant to this Section 13.3.1, any transaction effected pursuant to Section 13.5 and the addition of any Lender pursuant to Section 2.27, and to deliver such amended Schedule 1 to the Borrowers and each Lender.

13.3.2 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its applicable Lending Installation a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

13.3.3 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.3.4 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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13.3.5 Resignation as Swing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Swing Lender assigns all of its Commitment and Loans pursuant to Section 13.3.1 (other than its Commitment to make Swing Loans and Swing Loans outstanding under such Commitment), such Swing Lender may, upon 30 days’ notice to the Borrowers, resign as a Swing Lender. In the event of any such resignation as a Swing Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swing Lender hereunder (subject to the consent of such proposed successor Swing Lender); provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the retiring Swing Lender as a Swing Lender, as the case may be. If any Swing Lender resigns as a Swing Lender, it shall retain all the rights of a Swing Lender provided for hereunder with respect to its Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swing Loans pursuant to Section 2.24.

13.4 Tax Treatment. If any interest in any Loan Document is transferred to any Eligible Assignee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Revolving Lender shall cause such Eligible Assignee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

13.5 New Lenders and Reallocation of Commitments. After consultation with, and upon notice (which notice shall set forth the effective date thereof) to the Administrative Agent, Visa Inc. may, on or before March 31, 2008, cause one or more Eligible Assignees to become a Lender party to this Agreement (it being understood that, notwithstanding any approval or consent requirement contained in the definition of “Eligible Assignee” or elsewhere in this Agreement, such Eligible Assignee may become a party to this Agreement without the approval or consent of any Lender and that, notwithstanding anything to the contrary contained in this Agreement, such Eligible Assignee may become a party to this Agreement without the execution and delivery of an Assignment and Assumption or other compliance with the provisions of Section 13.3) by the execution and delivery by such Eligible Assignee to the Administrative Agent of a signature page to this Agreement setting forth the Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, of such Eligible Assignee, which shall be in the amount of at least $10,000,000. Such execution and delivery shall constitute the agreement of such Eligible Assignee to become a Lender party to this Agreement and the assumption by such Eligible Assignee of the Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, set forth on such signature page and shall be effective to cause the Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, of one or more of the existing Lenders specified by Visa Inc. in such notice to be assigned to such Eligible Assignee in an amount for each such Lender of not less than $1,000,000 (as specified in such notice) and in an aggregate amount for all such Lenders equal to the amount of the Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, assumed by such Eligible Assignee. Concurrently with the effectiveness thereof, the applicable Borrower shall repay outstanding Loans so that the

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outstanding Revolving Loans and funded participations in Swing Line Loans owing to any Lender whose Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, is assigned pursuant to this Section do not exceed the reduced amount of such Multi-Currency Revolving Commitment or Dollar Revolving Commitment, as the case may be, and, thereafter, the applicable Borrower shall, if necessary, comply with the provisions of Section 2.27(e) as if an Increase Effective Date had occurred. The transactions contemplated by this Section shall not increase the Total Commitment and shall be in addition to, but shall not (except as expressly set forth in this Section) limit the rights and obligations of Visa Inc., any other Borrower, any Lender or the Administrative Agent under, Section 13.2 or 13.3. The Administrative Agent is authorized and directed to amend and distribute to the Revolving Lenders (including any new Revolving Lenders added pursuant to this Section) a revised Schedule 1 that give effect to transactions effected pursuant to this Section.

ARTICLE XIV - NOTICES

14.1 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent or the Swing Lenders, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 3; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number at its Lending Installation.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent upon the sender’s receipt of confirmation of proper transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process on any Lender or notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of

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an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

14.2 Change of Address. Each of the Borrowers, the Administrative Agent and the Swing Line Lenders may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

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14.3 Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Swing Funding Notices) purportedly given by or on behalf of any Borrower even if (a) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (b) the terms thereof, as understood in good faith by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of such Borrower, so long as such Persons are not grossly negligent in so relying. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

ARTICLE XV - COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission that it has taken such action.

ARTICLE XVI - CHOICE OF LAW; CONSENT TO JURISDICTION;

WAIVER OF JURY TRIAL

16.1 CHOICE OF LAW. THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16.2 CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT IF FOR ANY REASON SUCH NEW YORK STATE OR FEDERAL COURTS CANNOT OR WILL NOT ACCEPT JURISDICTION OVER ANY SUCH ACTION OR PROCEEDING, THE EXCLUSIVITY OF JURISDICTION OF SUCH NEW YORK STATE AND FEDERAL COURTS SHALL NOT APPLY. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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16.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.4 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

[Remainder of page intentionally blank;

Signature Pages follow.]

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IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

VISA INC.

By:	/s/ Richard Laiderman
Name:	Richard Laiderman
Title:	Treasurer

VISA INTERNATIONAL SERVICE
ASSOCIATION

By:	/s/ Richard Laiderman
Name:	Richard Laiderman
Title:	Treasurer

VISA U.S.A. INC.

By:	/s/ Richard Laiderman
Name:	Richard Laiderman
Title:	Treasurer

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as o the date first above written.

BANK OF AMERICA, N.A., as Administrative Agent, as a Lender, as Euro Swing Lender and as a U.S. Swing Lender

By:	/s/ Mark Short
Name:	Mark Short
Title:	Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

JPMORGAN CHASE BANK, N.A. as Syndication Agent, as a Lender, as a US. Swing Lender, as Sterling Swing Lender and as Yen Swing Lender

By:	/s/ Dwight Seagren
Name:	Dwight Seagren
Title:	Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ William Yarbenet
Name:	William Yarbenet
Title:	Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

GOLDMAN SACHS CREDIT PARTNERS, L.P., as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

CITIBANK NA, as a Lender and as a U.S. Swing Lender

By:	/s/ Robert Goldstein
Name:	Robert Goldstein
Title:	Vice President and Managing Director

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

HSBC BANK (USA), NA,, as a Lender and as a U.S.
Swing Lender

By:	/s/ Vince Clark
Name:	Vince Clark
Title:	Senior Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	First Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title.	Associate Director

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrathre Agent have executed this Agreement as of the date first above written.

WACIIOVIA BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Karin E. Samuel
Name:	Karin E. Samuel
Title:	Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Authorized Signatory

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Boffowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Howard Lee
Name:	Howard Lee
Title:	Authorized Sinatory

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

SUNTRUST BANK, as a Lender

By:	/s/ Timothy M. O’Leary
Name:	Timothy M. O’Leary
Title:	Managing Director

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ GAVIN S. HOLLES
Name:	GAVIN S. HOLLES
Title:	VICE PRESIDENT

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BARCLAYS BANK PLC, as a Lender

By:	/s/ John Davey
Name:	John Davey
Title:	Director

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

GREENWICH CAPITAL MARKETS, INC., as agent for THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Fergus Small
Name:	Fergus Small
Title:	Senior Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Conan Schleicher
Name:	Conan Schleicher
Title:	Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

STANDARD CHARTERED BANK, as a Lender

By:	/s/ William Hughes
Name:	William Hughes
Title:	Managing Director

By:	/s/ ANDREW Y. NG
Name:	ANDREW Y. NG
Title:	DIRECTOR STANDARD CHARTERED BANK NY

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

Regions Bank, as a Lender

By:	/s/ David L Waller
Name:	David L Waller
Title:	Sr. Vice President

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BNP PARIBAS, as a Lender

By:	/s/ MARGUERITE L. LEBON
Name:	MARGUERITE L. LEBON
Title:	Vice President

By:	/s/ PATRICIA KOO
Name:	PATRICIA KOO
Title:	Director

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, as a Lender

By:	/s/ Anne-Maureen Sarfati
Name:	Anne-Maureen Sarfati
Title:	Vice President Global Corporate Banking

By:	/s/ JOHN MARTINI
Name:	JOHN MARTINI
Title:	VICE PRESIDENT CORPORATE BANKING

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

CIBC INC, as a Lender

By:	/s/ Dominic J. Sorresso
Name:	Dominic J. Sorresso
Title:	Executive Director

CIBC World Markets Corp.
Authorized Signatory

Signature Page to the Five-Year Revolving Credit Agreement

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ ROBERT M. SEARSON
Name:	ROBERT M. SEARSON
Title:	SENIOR VICE PRESIDENT

Signature Page to the Five-Year Revolving Credit Agreement

SCHEDULE 1

COMMITMENT SCHEDULE

Multi-Currency Revolving Lenders	Commitment Amount
Bank of America, N.A.	$235,000,000.00
JPMorgan Chase Bank, N.A.	235,000,000.00
Goldman Sachs Bank USA	133,470,000.00
Goldman Sachs Credit Partners L.P.	91,530,000.00
Citibank, N.A.	195,000,000.00
HSBC Bank USA, N.A.	195,000,000.00
Merrill Lynch Bank USA	195,000,000.00
UBS Loan Finance LLC	195,000,000.00
Wachovia Bank, National Association	195,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, LTD.	145,000,000.00
Royal Bank of Canada	145,000,000.00
SunTrust Bank	145,000,000.00
Wells Fargo Bank National Association	145,000,000.00
Barclays Bank plc	125,000,000.00
The Royal Bank of Scotland plc	125,000,000.00
U.S. Bank National Association	125,000,000.00
Standard Chartered Bank	50,000,000.00
TOTAL	$2,675,000,000.00

Dollar Revolving Lenders	Commitment Amount
Regions Financial Corp.	$125,000,000.00
BNP Paribas	75,000,000.00
Banco Bilbao Vizcaya Argentaria S.A.	50,000,000.00
CIBC Inc.	50,000,000.00
Branch Banking and Trust Company	25,000,000.00
TOTAL	$325,000,000.00

SCHEDULE 2

PRICING SCHEDULE

APPLICABLE MARGIN	Level I Status	Level II Status	Level III Status	Level IV Status	level V Status
Eurocurrency Advances, Foreign Currency Swing Loans, Euro Swing Loans and U.S. Swing Loans	0.110%	0.15%	0.190%	0.220%	0.300%

APPLICABLE FEE RATE	Level I Status	Level II Status	Level III Status	Level IV Status	level V Status
Facility Fee	0.04%	0.05%	0.06%	0.08%	0.100%
Utilization Fee	0.05%	0.05%	0.05%	0.50%	0.10%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Applicable Borrower” means (i) until Visa Inc. has a Moody’s Rating and an S&P Rating, Visa International and (ii) thereafter, Visa Inc.

“Level I Status” exists at any date if, on such date, the Applicable Borrower’s Moody’s Rating is Aa3 or better and the Applicable Borrower’s S&P Rating is AA- or better.

“Level II Status” exists at any date if, on such date, (i) the Applicable Borrower has not qualified for Level I Status and (ii) the Applicable Borrower’s Moody’s Rating is A1 or better and the Applicable Borrower’s S&P Rating is A+ or better.

“Level III Status” exists at any date if, on such date, (i) the Applicable Borrower has not qualified for Level I Status or Level II Status and (ii) the Applicable Borrower’s Moody’s Rating is A2 or better and the Applicable Borrower’s S&P Rating is A or better.

“Level IV Status” exists at any date if, on such date, (i) the Applicable Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Applicable Borrower’s Moody’s Rating is A3 or better and the Applicable Borrower’s S&P Rating is A- or better.

“Level V Status” exists at any date if, on such date, the Applicable Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Applicable Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

1	Schedule 2

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Applicable Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Applicable Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. In the event there is a numerical difference between the Moody’s Rating and the S&P Rating of (i) one Level, the then-applicable Status shall be whichever results in the numerically higher (with Level I Status being highest) Level, or (ii) two or more Levels, the then-applicable Status shall be one Level above the lower of such Levels. If at any time the Applicable Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

2	Schedule 2

SCHEDULE 3

CERTAIN LENDING INSTALLATION AND NOTICE ADDRESSES

Administrative Agent:

Name:	Bank of America, N.A.
Address:	901 Main Street
Mail Code: TX1-492-64-01
Dallas, Texas 75202-3714
Attn: Shelly K. Harper, Senior Vice President
Tel:	214-209-0670
Fax:	214-209-3742
Email:	shelly.k.harper@bankofamerica.com

With a copy to:

Name:	Bank of America, N.A.
Agency Management
Address:	1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, California 94103
Attn: Anthea Del Bianco, Vice President
Tel:	415-436-2776
Fax:	415-503-5101
Email:	anthea.del_bianco @bankofamerica.com

Borrower:

Name:	Visa Inc., Visa International Service Association and/or Visa U.S.A. Inc.
Address:	900 Metro Center Boulevard
Treasury, Mailstop M1-6C
Foster City, CA 94404
Attn: Richard Laiderman / Michael Donnelly
Tel:	650-432-2263 / 650-432-8538
Fax:	650-432-4679
Email:	rlaiderm@visa.com / mdonnell@visa.com

With a copy to:

Name:	Visa Inc. and/or Visa U.S.A. Inc.
Address:	900 Metro Center Boulevard
Attention: General Counsel
Mailstop: M1-12H
Foster City, CA 94404
Fax:	650-432-5167
Email:	jfloum@visa.com

1	Schedule 3

Name:	Visa International Service Association
Address:	900 Metro Center Boulevard
Attention: General Counsel
Mailstop: M1-12H
Foster City, CA 94404
Fax:	650-432-5167
Email:	tmguinne@visa.com

Notices for Revolving Loans:

Name:	Bank of America, N.A.
Address:	2001 Clayton Blvd.
Mail Code: CA4-702-02-05
Concord, California 94520-2405
Attn: Jesse Phalen
Tel:	925-675-8458
Fax:	888-969-9228
Email:	jesse.c.phalen@bankofamerica.com

Payment Instructions for Revolving Loans:

For Dollars:

Name:	Bank of America, N.A.
Routing Transit/
ABA Number:	111000012
Name of Account:	N/A
Account Number:	3750836479
Reference:	Visa International
Attention:	Credit Services

For Euros:

Name:	Bank of America, London
Swift Address:	BOFAGB22
Name of Account:	N/A
Account Number:	65280019
Reference:	Visa International
Attention:	Credit Services

For Pounds Sterling:

Name:	Bank of America, London
London Sort Code:	16-50-50
Swift Address:	BOFA GB22
Name of Account:	N/A
Account Number:	65280027
Reference:	Visa International
Attention:	Credit Services

2	Schedule 3

For Yen:

Name:	Bank of America, Tokyo
Swift Address:	BOFAJPJX
Name of Account:	N/A
Account Number:	606490661046-Benf Bank of America SFFX
Reference:	Visa International
Attention:	Credit Services

Notices for U.S. Dollar Swing Loans:

Name:	Bank of America, N.A.
Address:	2001 Clayton Blvd.
Mail Code: CA4-702-02-05
Concord, California 94520-2405
Attn: Jesse Phalen
Tel:	925-675-8458
Fax:	888-969-9228
Email:	jesse.c.phalen@bankofamerica.com

Name:	JPMorgan Chase Bank, N.A.
Address:	1111 Fannin, 10th Floor
Houston, TX 77002-8069
Attn: Missy Barbosa
Tel:	713-750-3570
Fax:	713-750-2223
Email:	melissa.r.barbosa@jpmorgan.com

Name:	Citibank, N.A.
Address:	2 Penn’s Way
New Castle, DE 19720
Attn: Flavious Fisher
Tel:	302-894-6134
Fax:	212-994-0847
Email:	Flavious.D.Fisher@citi.com

Name:	HSBC Bank USA, National Association
Address:	1 HSBC Center, 26th Floor
Buffalo, NY 14203
Attn: Maria Mendez-Tadak
Tel:	716-841-2291
Fax:	716-841-0269
Email:	maria.mendeztadak@us.hsbc.com

3	Schedule 3

Payment instructions for U.S. Dollar Swing Loans:

Name:	Bank of America, N.A.
Routing Transit/
ABA Number:	111000012
Name of Account:	N/A
Account Number:	3750836479
Reference:	Visa International
Attention:	Credit Services

Name:	JPMorgan Chase Bank, N.A.
Routing Transit/
ABA Number:	021-000-021
Name of Account:	Visa International
Account Number:	304292974
Attention:	Saleema Hyatt

Name:	Citibank, N.A.
Routing Transit/
ABA Number:	021000089
Name of Account:	Visa International
Account Number:	40580636
Attention:	Flavious Fisher

Name:	HSBC Bank USA, National Association
Routing Transit/
ABA Number:	021001088
Name of Account:	Visa International
Account Number:	001940503
Attention:	Maria Mendez-Tadak

Notices for Sterling Swing Loans:

Name:	JPMorgan Chase Bank, N.A., London
European Loan Operations
Address:	4th Floor Prestige Knowledge Park
Near Marathalli Junction, Outer Ring Road
Kadabeesanahalli, Vathur Hobli, Bangalore 560087
Attn: Veena B. Gowda
Tel:	91-80-41760745
Fax:	44 (0)20 7492 3297
Email:	european.loan.operations@jpmchase.com

4	Schedule 3

Payment instructions for Sterling Swing Loans:

Name:	JPMorgan Chase Bank, N.A., London (CHASGB2L)
Direct Sort Code:	60-92-42
Name of Account:	JPMorganChase Bank, N.A., London
Account Number:	36254282
Reference:	European Loans (Visa International Service Association)

Notices for Yen Swing Loans:

Name:	JPMorgan Chase Bank, N.A.
Address:	Tokyo Building, 2-7-3, Marunouchi
Chiyoda-ku, Tokyo, 100-6432, Japan
Tel:	81-3-6736-6706
Fax:	81-3-6736-7539
Email:	tokyo_loan_ops@jpmorgan.com

Payment Instructions for Yen Swing Loans:

Name:	JPMorgan Chase Bank, N.A.
Routing Transit/
ABA Number:	N/A
Name of Account:	JPMorgan Chase Bank, N.A. Tokyo (CHASJPJT)
Account Number:	Not required
Reference:	Visa International
Attention:	Loan Operations

Notices for Euro Swing Loans:

Name:	Bank of America, N.A.
Address:	26 Elmfield Road
Bromley, BR1 1WA
United Kingdom
Tel:	44-208-695-3090
Fax:	44-208-313-2140
Contact:	Gary Durrell, Loan Service
Email:	Emea.6647LoanService@bankofamerica.com

Payment Instructions for Euro Swing Loans:

Name:	Bank of America, London Branch
SWIFT Code:	BOFAGB22
Name of Account:	Loan Service
Account Number:	34915051
Reference:	Loan Service/ 047 / Visa Intl. Service Association

5	Schedule 3

SCHEDULE 4A

CALCULATION OF MANDATORY COST RATE FOR

EUROCURRENCY LOANS AND STERLING SWING LOANS

The Mandatory Cost Rate for any Loan denominated in Pounds Sterling or Euros (other than Euro Swing Loans) will be the rate determined by the Administrative Agent or Sterling Swing Lender, as applicable (rounded upward, if necessary, to four decimal places) in accordance with the following formula (expressed as a percentage per annum):

CL + S(L – Z) + 0.01F
100 – (C + S)

Where on the day of application of the formula:

C	The amount required to be held as a non-interest bearing cash ratio deposit with the Bank of England expressed as a percentage of the Administrative Agent’s or Sterling Swing Lender’s, as applicable, Eligible Liabilities (above any stated minimum).

F	The amount of Pounds Sterling per £1,000,000 or Euros per 1,000,000, as the case may be, of the fee base of the Administrative Agent or Sterling Swing Lender, as applicable, payable to the Financial Services Authority per annum (disregarding any minimum fee payable under the Fees Regulations).

L	The rate of interest per annum at which Euros or Pounds Sterling deposits, as the case may be, of an amount comparable to the applicable Loan or other amount are offered by the Administrative Agent or Sterling Swing Lender, as applicable, to leading banks in the London interbank market at or about 11:00 a.m. on the date of calculation for a period comparable to the period for which the Mandatory Cost Rate is to be calculated; or

The Eurocurrency Rate or Sterling Swing Rate, as the case may be, for the relevant day is the rate of interest (without taking into account the Applicable Margin or the Mandatory Cost Rate) payable on that day on the related Eurocurrency Loan denominated in Euros or Pounds Sterling, or Sterling Swing Loan, as the case may be, pursuant to Section 2.10 of this Agreement.

S	The amount required to be placed as Special Deposits with the Bank of England, expressed as a percentage of the Administrative Agent’s or Sterling Swing Lender’s, as applicable, Eligible Liabilities (above any stated minimum).

Z	The lower of L and the rate of interest per annum paid by the Bank of England on Special Deposits at or about 11:00 a.m. on the date of calculation.

For the purposes of calculating the Mandatory Cost Rate:

(i)	C, L, S and Z are included in the formula as numbers and not as percentages, e.g. if C = 0.15 percent and L = 7 percent, CL is calculated at 0.15 x 7;

1	Schedule 4A

(ii)	the formula is applied on the first day of each period for which it falls to be calculated (and the result shall apply for the duration of such period);

(iii)	each amount is rounded up to the nearest four decimal places; and

(iv)	if the formula produces a negative percentage, the percentage shall be taken as zero.

If alternative or additional financial requirements are imposed by the Bank of England, the Financial Services Authority or any other fiscal, monetary or governmental authority or agency (including the European Central Bank) which in the Administrative Agent’s or Sterling Swing Lender’s, as applicable, reasonable opinion make the above formula (or any element thereof, or any defined term used therein) no longer appropriate, the Administrative Agent or Sterling Swing Lender, as applicable, (following consultation with Visa Inc. and the Required Lenders) shall be entitled by notice to Visa Inc. to stipulate such other formula as shall be suitable to apply in substitution for the above formulae. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

For the purposes of this Schedule:

“Bank of England Act” means the Bank of England Act 1998;

“Eligible Liabilities” has the meaning given to that term in the Cash Ratio Deposits (Eligible Liabilities) Order 1998 or the applicable substitute order made under the Bank of England Act as in force on the date of application of the formula;

“Fee Base” has the meaning given to that term in the Fees Regulations;

“Fees Regulations” means the Banking Supervision (Fees) Regulations 2001 or the applicable substitute regulations made under the Bank of England Act as are in force on the date of application of the formula; and

“Special Deposits” has the meaning given to that term by the Bank of England on the date of application of the formula.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

2	Schedule 4A

SCHEDULE 4B

CALCULATION OF MANDATORY COST RATE FOR

EURO SWING LOANS

The Mandatory Cost Rate for Euro Swing Loans will be the rate determined by the Euro Swing Lender (rounded upward, if necessary, to four decimal places) in accordance with the following formula:

E x 0.01
300	percent, per annum

Where:

E	is the rate of charge payable by the Euro Swing Lender to the Financial Services Authority pursuant to the Fees Rules (calculated for this purpose by the Administrative Agent as being the fee tariff applicable to the Euro Swing Lender as specified in the Fees Rules under the activity group A.1 Deposit acceptors, ignoring any minimum fee or zero related fee required pursuant to the Fees Rules) and expressed in pounds per £1,000,000 of the Tariff Base of the Euro Swing Lender.

1. For purposes of this Schedule:

(a) “Fees Rules” means the rules on supervision fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits; and

(b) “Tariff Base” has the meaning given to it, and will be calculated in accordance with the Fees Rules.

2. Any determination by the Euro Swing Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate or any amount payable to the Euro Swing Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

3. The Euro Swing Lender may from time to time, after consultation with Visa Inc. and the Administrative Agent, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

1	Schedule 4B

SCHEDULE 5.7

LITIGATION

The following text is excerpted in relevant part from Amendment No. 3 to Visa Inc.’s registration statement on Form S-1, as filed with the U.S. Securities and Exchange Commission on February 13, 2008. As used in this Schedule, “we” refers to Visa Inc.

The Discover Litigation

On October 4, 2004, Discover Financial Services, Inc. filed a complaint against Visa U.S.A., Visa International and MasterCard International Incorporated (MasterCard). The complaint was filed in the U.S. District Court for the Southern District of New York and was designated as a related case to the lawsuit brought by the Department of Justice (DOJ) in 1998 challenging Visa’s bylaw 2.10(e) and MasterCard’s Competitive Programs Policy (CPP). The complaint alleged that the implementation and enforcement of Visa’s bylaw 2.10(e) and MasterCard’s CPP (which prohibited their respective members from issuing American Express or Discover cards), as well as Visa’s “Honor All Cards” rule (which required merchants that accept Visa cards to accept for payment every validly presented Visa card) and a similar MasterCard rule violated Sections 1 and 2 of the Sherman Act as well as California’s Unfair Competition Act in an alleged market for general purpose card network services and an alleged market for debit card network services. The complaint also challenged Visa’s no surcharge rule and a similar MasterCard rule, under the same statutes. On December 10, 2004, Visa U.S.A. and Visa International moved to dismiss the complaint in its entirety for failure to state a claim. In lieu of filing its opposition papers to this motion, Discover filed an amended complaint on January 7, 2005. In the amended complaint, Discover dropped some of its claims, including its challenge against the no surcharge rule and its claims under California’s Unfair Competition Law, but continued to allege that the implementation and enforcement of Visa U.S.A.’s bylaw 2.10(e), MasterCard’s CPP and the “Honor All Cards” rule violated Sections 1 and 2 of the Sherman Act. On June 7, 2007, Discover filed a Second Amended Complaint, which eliminated allegations related to the “Honor All Cards” rule, dropped attempted monopolization and monopolization claims against MasterCard and Visa International to conform to the court’s rulings on motions to dismiss, and made technical changes to the names of the plaintiffs.

Discover seeks treble damages in an amount to be proved at trial, along with attorneys’ fees and costs. On February 7, 2005, Visa U.S.A. and Visa International moved to dismiss Discover’s amended complaint in its entirety for failure to state a claim. On April 14, 2005, the District Court denied, at this stage in the litigation, Discover’s request to give collateral estoppel effect to the findings in the DOJ litigation. However, the District Court indicated that Discover may refile a motion for collateral estoppel after discovery.

Also on April 14, 2005, and in subsequent rulings, with respect to the alleged market for general purpose card network services, the District Court denied Visa U.S.A.’s motion to dismiss Discover’s Section 1 conspiracy to restrain trade claims and Section 2 monopolization, attempted monopolization and conspiracy to monopolize claims that were based upon the conduct described above. On October 24, 2005, the court granted Visa International’s motion to dismiss Discover’s attempted monopolization and monopolization claims against it, because plaintiffs did not allege that Visa International individually had sufficient market share to maintain these claims. On November 9, 2005, the court denied Visa U.S.A. and Visa International’s motion to dismiss Discover’s claims based upon effects in an alleged debit market. Visa U.S.A. and Visa International answered the amended complaint on November 30, 2005. Fact discovery is complete.

1	Schedule 5.7

At a hearing on April 25, 2007, the District Court set a trial date of September 9, 2008. The court also established deadlines and procedures for motions practice and expert discovery. On July 24, 2007, Discover served its expert’s report purporting to demonstrate that it had incurred substantial damages. Expert reports were served jointly by Visa U.S.A. and Visa International on October 9, 2007, and Discover served rebuttal expert reports on December 20, 2007. In accordance with SFAS No. 5, Accounting for Contingencies, Visa U.S.A. recorded a litigation provision of $650 million related to the Discover matter at September 30, 2007.

The American Express Litigation

On November 15, 2004, American Express filed a complaint against Visa U.S.A., Visa International, MasterCard and eight Visa U.S.A. and Visa International member financial institutions (JPMorgan Chase & Co., Bank of America Corporation, Capital One Financial Corp., U.S. Bancorp, Household International Inc., Wells Fargo & Company, Providian Financial Corp. and U.S.A.A. Federal Savings Bank). Subsequently, U.S.A.A. Federal Savings Bank, Bank of America Corp. and Household International Inc. announced settlements with American Express and were dismissed from the case. The complaint, which was filed in the U.S. District Court for the Southern District of New York, was designated as a related case to the DOJ litigation and was assigned to the same judge. The complaint alleged that the implementation and enforcement of Visa U.S.A.’s bylaw 2.10(e) and MasterCard’s CPP violated Sections 1 and 2 of the Sherman Act in an alleged market for general purpose card network services and an alleged market for debit card network services.

Visa Inc., Visa U.S.A. and Visa International entered into a settlement agreement with American Express that became effective on November 9, 2007. Under the settlement agreement, American Express will receive maximum payments of $2.25 billion, including up to $2.07 billion from Visa Inc. and $185 million from five co-defendant banks. An initial payment of $1.13 billion will be made on or before March 31, 2008, including $945 million from Visa Inc. and $185 million from the five co-defendant banks. Beginning March 31, 2008, Visa Inc. will pay American Express an additional amount of up to $70 million each quarter for 16 quarters, for a maximum total of $1.12 billion. The quarterly payments are contingent upon the performance of American Express’s United States global network services (GNS) business and will be in an amount equal to 5% of American Express’s United States GNS billings during the quarter up to a maximum of $70 million per quarter; provided, however, that if the payment for any quarter is less than $70 million, the maximum payment for a future quarter or quarters shall be increased by the difference between $70 million and such lesser amount as was actually paid. Visa U.S.A. recorded $1.9 billion in litigation provision at September 30, 2007, reflecting future payments discounted using a rate of 4.72% over the payment term. The amount is also reflected in current and long-term accrued litigation obligation on the consolidated balance sheets at September 30, 2007 and December 31, 2007. The Company recorded accretion expense of $23 million related to this matter for the three months ended December 31, 2007. The settlement will be covered by the retrospective responsibility plan. See also Note 5—Retrospective Responsibility Plan.

The Attridge Litigation

On December 8, 2004, a complaint was filed in California state court on behalf of a putative class of consumers asserting claims against Visa U.S.A., Visa International and MasterCard under California’s Cartwright Act and Unfair Competition Law. The claims in this action, Attridge v. Visa U.S.A. Inc., et al., seek to piggyback on the portion of the DOJ litigation in which the U.S. District Court for the Southern District of New York found that Visa’s bylaw 2.10(e) and MasterCard’s Competitive Programs Policy constitute unlawful restraints of trade under the federal antitrust laws. After the plaintiff twice amended his complaint, Visa U.S.A., Visa International and MasterCard demurred to (moved to dismiss) the complaint and, at a hearing on November 2, 2005, the court dismissed plaintiff’s claims with leave to

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amend. On December 2, 2005, the plaintiff filed a third amended complaint. The defendants again demurred to (moved to dismiss) that complaint. On May 19, 2006, the court entered an order dismissing plaintiff’s Cartwright Act claims with prejudice but allowing the plaintiff to proceed with his Unfair Competition Law claims. On June 19, 2006, Visa U.S.A. and Visa International answered the third amended complaint. The parties are now moving forward with discovery. No trial date has been set. On December 14, 2007, the plaintiff amended his complaint to add Visa Inc. as a defendant. No new claims were added to the complaint.

The Interchange Litigation

Kendall. On October 8, 2004, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court for the Northern District of California against Visa U.S.A. , MasterCard and several Visa U.S.A. member financial institutions alleging, among other things, that Visa U.S.A.’s and MasterCard’s interchange fees contravene the Sherman Act and the Clayton Act (Kendall v. Visa U.S.A. Inc., et al.). The plaintiffs seek treble damages in an unspecified amount, attorneys’ fees and an injunction against Visa U.S.A. and MasterCard from setting interchange and engaging in joint marketing activities, which plaintiffs allege include the purported negotiation of merchant discount rates with certain merchants. On November 19, 2004, Visa U.S.A. filed an answer to the complaint. The plaintiffs filed an amended complaint on April 25, 2005. Visa U.S.A. moved to dismiss the complaint for failure to state a claim and, in the alternative, also moved for summary judgment with respect to certain of the claims. On July 25, 2005, the court issued an order granting Visa U.S.A.’s motion to dismiss and dismissed the complaint with prejudice. On August 10, 2005, the plaintiffs filed a notice of appeal. Appellate briefing is complete and the Ninth Circuit Court of Appeal heard oral argument on June 11, 2007. No ruling has been issued.

Multidistrict Litigation Proceedings (MDL). On May 6, 2005, a purported class action lawsuit was filed by a merchant, Animal Land, Inc., against Visa U.S.A. in the U.S. District Court for the Northern District of Georgia, alleging that Visa U.S.A.’s no-surcharge rule violates Sections 1 and 2 of the Sherman Act. Plaintiff alleges that under the no-surcharge rule, merchants are not permitted to pass along to cardholders a discrete surcharge to account for the fees that the merchant pays in connection with Visa-branded payment card transactions. Plaintiff alleges that this rule causes the fees paid by merchants to be supracompetitive. The suit seeks treble damages in an unspecified amount, attorneys’ fees and injunctive relief. The Animal Land case has been transferred to the multidistrict litigation proceedings and is included in the First Amended Class Action Complaint discussed below.

On June 22, 2005, a purported class action lawsuit was filed by a group of merchants in the U.S. District Court of Connecticut against MasterCard, Visa U.S.A., Visa International and a number of Visa U.S.A. and Visa International member financial institutions alleging, among other things, that Visa’s and MasterCard’s purported setting of interchange fees violates Section 1 of the Sherman Act. In addition, the complaint alleges Visa’s and MasterCard’s purported tying and bundling of transaction fees also constitutes a violation of Section 1 of the Sherman Act. Since the filing of this complaint, there have been approximately 48 similar complaints, all but 10 of which were styled as class actions, filed on behalf of merchants against Visa U.S.A. and MasterCard, and in some cases, certain Visa U.S.A. and Visa International member financial institutions, in U.S. federal courts. Visa International was named as a defendant in more than 30 of these complaints. On October 19, 2005, the Judicial Panel on Multidistrict Litigation issued an order transferring these cases to the U.S. District Court for the Eastern District of New York for coordination of pre-trial proceedings (Multidistrict Litigation 1720). On April 24, 2006, the group of purported class plaintiffs filed a First Amended Class Action Complaint. Taken together, the claims in the First Amended Class Action Complaint and in the 10 complaints brought on behalf of individual merchants are generally brought under Sections 1 and 2 of the Sherman Act. In addition, some of these complaints contain certain state unfair competition law claims. These interchange-related

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litigations also seek treble damages in an unspecified amount (although several of the complaints allege that the plaintiffs expect that damages will range in the tens of billions of dollars), as well as attorneys’ fees and injunctive relief.

Visa U.S.A. and Visa International answered the First Consolidated Amended Class Action Complaint and the individual merchant complaints on June 9, 2006. On July 10, 2007, pursuant to a joint request by the parties, the court entered a scheduling order setting deadlines for completion of fact discovery to June 30, 2008 and expert discovery to February 20, 2009 and for filing all summary judgment and other pretrial motions by March 27, 2009.

On September 7, 2007, the Magistrate Judge issued a Report and Recommendation to the District Court recommending that the District Court grant the defendants’ motion to dismiss the class plaintiffs’ claims for damages incurred prior to January 1, 2004. On October 12, 2007, the Magistrate Judge granted putative class plaintiffs’ request to brief the issue of whether the Report and Recommendation would affect the claims of non-party members of the putative class that opted out of the In re Visa Check/ MasterMoney Antitrust Litigation class action. Following the submissions, the Magistrate Judge declined plaintiffs’ request to advise on that issue. Putative class plaintiffs filed objections to the Report and Recommendation on November 14, 2007, and defendants filed their responses to those objections on December 13, 2007. On January 8, 2008, the court adopted the Magistrate Judge’s Report and Recommendation without modification, dismissing the class plaintiffs’ claims for damages incurred prior to January 1, 2004.

Retailers’ Litigation

Commencing in October 1996, several class action suits were brought by a number of U.S. merchants against Visa U.S.A. and MasterCard challenging certain aspects of the payment card industry under U.S. federal antitrust laws. Those suits were later consolidated in the U.S. District Court for the Eastern District of New York, In re Visa Check/MasterMoney Antitrust Litigation. Among other claims, the plaintiffs alleged that Visa U.S.A.’s “Honor All Cards” rule, which required merchants that accepted Visa cards to accept for payment every validly presented Visa card, and a similar MasterCard rule, constituted an illegal tying arrangement in violation of Section 1 of the Sherman Act. On June 4, 2003, Visa U.S.A. signed a settlement agreement to settle the claims brought by the plaintiffs in this matter, which the court approved on December 19, 2003. Pursuant to the settlement agreement, Visa agreed to modify its “Honor All Cards” rule such that, effective January 1, 2004, a merchant may accept only Visa check cards, only Visa credit cards, or both. Visa also agreed to pay approximately $2.0 billion to the merchant class over 10 years in equal annual installments of $200 million per year, among other things. After appellate issues were resolved, the settlement became final. Settlement funds are now being distributed to the class.

Retailers’ “Opt-Outs”

Several lawsuits were commenced by merchants that opted not to participate in the plaintiff class in In re Visa Check/MasterMoney Antitrust Litigation. The majority of these cases were filed in the U.S. District Court for the Eastern District of New York. Visa U.S.A. has entered into separate settlement agreements with all but one of these plaintiffs resolving their claims, and the District Court has entered orders dismissing with prejudice each of those plaintiffs’ complaints against Visa U.S.A. Only the action brought by GMRI, Inc. against Visa U.S.A. remains pending. On May 14, 2007, the plaintiff in the GMRI, Inc. case sought to amend its complaint and consolidate the case with Multidistrict Litigation 1720. Visa U.S.A., Visa International and several of their member financial institutions named as defendants in Multidistrict Litigation 1720 opposed the plaintiff’s motion. On June 1, 2007, the plaintiff withdrew its request. On June 22, 2007, GMRI, Inc. filed suit against Visa International and various

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member financial institutions of Visa U.S.A. and/or Visa International in the U.S. District Court for the District of Minnesota, alleging both the merchant opt-out claims at issue in GMRI, Inc.’s suit against Visa U.S.A. and a number of the claims set forth in the class complaint filed in Multidistrict Litigation 1720 relating to interchange and Visa rules. In 2003, Visa U.S.A. established a litigation provision for the GMRI, Inc. case based on a calculation of what GMRI, Inc. would have received under the settlement of In re Visa Check/MasterMoney Antitrust Litigation if GMRI, Inc. had not opted out of that settlement. In December 2007, GMRI, Inc. and Visa U.S.A. agreed in principle to resolve the claims brought against Visa U.S.A. and Visa International through binding mediation.

“Indirect Purchaser” Actions

In addition, complaints have been filed in 19 different states and the District of Columbia alleging state antitrust, consumer protection and common law claims against Visa U.S.A. and MasterCard (and, in California Visa International) on behalf of putative classes of consumers. The claims in these actions largely mirror the allegations made in the U.S. merchant lawsuit and assert that merchants, faced with excessive merchant discount fees, have passed on some portion those fees to consumers in the form of higher prices on goods and services sold. Visa U.S.A. has been successful in the majority of these cases, as courts in 17 jurisdictions have granted Visa U.S.A.’s motions to dismiss for failure to state a claim or plaintiffs have voluntarily dismissed their complaints. The parties are awaiting a decision on Visa U.S.A.’s motion to dismiss in New Mexico. In California, the court granted Visa U.S.A. and Visa International’s demurrer, or motion to dismiss, with respect to claims brought under the Cartwright Act, but denied a similar motion with respect to Unfair Competition Law claims for unlawful, unfair and/or fraudulent business practices. Visa U.S.A. and Visa International subsequently filed a motion for judgment on the pleadings seeking dismissal of those latter claims in light of the Proposition 64 amendments to the Unfair Competition Law. After oral argument, the court denied this motion on March 6, 2007. The California Court of Appeal rejected a petition seeking immediate review of that decision on June 7, 2007. On July 24, 2007, a case management conference was held at which the court permitted certain further discovery and agreed to address plaintiffs’ proposed motion for collateral estoppel with respect to certain elements of a “tying” claim based on statements in the decision on cross-motions for summary judgment in In re Visa Check/MasterMoney Antitrust Litigation. On October 31, 2007, the court denied the plaintiffs’ collateral estoppel motion. In West Virginia, the action was brought against Visa U.S.A. by West Virginia’s attorney general as parens patriae for West Virginia consumers. The court denied Visa U.S.A.’s motion for summary judgment on October 14, 2005. On February 14, 2006, Visa U.S.A. answered the West Virginia complaint and the parties began discovery. On April 10, 2007, the court issued a stay of discovery pending its ruling on an antitrust standing issue. On April 27, 2007, Visa U.S.A. and the State of West Virginia reached an agreement in principle to settle all claims against Visa U.S.A. A loss provision was recorded in Visa U.S.A.’s consolidated statements of operations in connection with this settlement. Visa U.S.A. executed the final settlement agreement on January 7, 2008. On January 11, 2008, the parties submitted the agreement to the court for preliminary approval, which the court granted at a hearing on January 14, 2008.

For the three months ended December 31, 2007 and 2006, the Company recorded charges related to the Retailers’ settlement and other merchant litigation matters of $16 million and $19 million, respectively, which are reflected in the litigation provision and interest expense on the Company’s consolidated statements of operations. The primary component of these charges was accretion expense of $16 million and $17 million, respectively. Relating to these matters, cash payments of $1 million and $0 million were made for the three months ended December 31, 2007 and 2006.

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Department of Justice Antitrust Case and Related Litigation

In October 1998, the U.S. Department of Justice, or DOJ, filed suit against Visa U.S.A., Visa International and MasterCard in the U.S. District Court for the Southern District of New York alleging that both Visa U.S.A.’s and MasterCard’s governance structures and policies violated U.S. federal antitrust laws. On October 9, 2001, the District Court issued an opinion upholding the legality and pro-competitive nature of “dual governance,” the situation where an employee of a member financial institution also serves on the board of directors of Visa U.S.A. or MasterCard while a portion of its card portfolio is issued under the brand of the other association. However, the court also held that Visa U.S.A.’s bylaw 2.10(e), which prohibited Visa members from issuing American Express or Discover cards, and a similar MasterCard rule constituted unlawful restraints of trade under the federal antitrust laws.

On November 26, 2001, the court issued a final judgment that ordered Visa U.S.A. to repeal bylaw 2.10(e) and enjoined Visa U.S.A. and Visa International from enacting or enforcing any bylaw, rule, policy or practice that prohibits its issuers from issuing general purpose credit or debit cards in the United States on any other general purpose card network. The final judgment also allowed some Visa issuers to terminate their issuance agreements. The final judgment imposed parallel requirements on MasterCard. After all appeals were exhausted, the final judgment became effective by court order on October 15, 2004.

Settlement Service Fee Litigation

On January 10, 2005, MasterCard filed a motion in the U.S. District Court for the Southern District of New York in connection with the DOJ litigation, renewing an earlier challenge to a Visa U.S.A. bylaw that provides for a settlement service fee. To ensure payment of Visa U.S.A.’s settlement obligation in the In re Visa Check/MasterMoney Antitrust Litigation case, Visa U.S.A. adopted the settlement service fee bylaw in June 2003. The bylaw provided that the settlement service fee is to be paid by certain Visa U.S.A. members that shift a substantial portion of their offline debit volume to another debit brand unless that shift is to the American Express or Discover brands. MasterCard contended that the settlement service fee violated the final judgment in the DOJ litigation by effectively prohibiting Visa U.S.A. members from issuing MasterCard debit cards.

On August 18, 2005, the court issued an order appointing a special master to hear evidence regarding MasterCard’s challenge. An evidentiary hearing before the special master occurred in December 2005. In July 2006, the special master submitted his Findings of Fact and Conclusions of Law to the court, in which he concluded that Visa U.S.A. did not violate the final judgment in the DOJ action before October 15, 2004—the effective date of the Final Judgment—but that Visa U.S.A. did violate the final judgment by continuing to enforce the settlement service fee after October 15, 2004. Visa U.S.A. filed objections to the special master’s report and MasterCard asked the court to adopt the special master’s findings and conclusions. The court heard oral argument with respect to the proper scope of any remedy on April 23, 2007.

On June 7, 2007, the court issued an Opinion and Order holding that the settlement service fee violated the final judgment in the DOJ case as of October 15, 2004. On June 15, 2007, the court issued an Amended Opinion and Order, clarifying the remedy in the ruling. First, the court ordered Visa U.S.A. to repeal the settlement service fee bylaw. Second, the court gave any Visa U.S.A. debit issuer subject to the settlement service fee prior to its repeal that entered into an agreement that includes offline debit issuance with Visa U.S.A. on or after June 20, 2003 the right to terminate its agreement, provided that the issuer has entered into an agreement to issue MasterCard branded debit cards and the issuer repays to Visa U.S.A. any unearned benefits or financial incentives under its Visa U.S.A. agreement. On June 13, 2007, the parties entered into an agreement to toll the statute of limitations on certain potential claims MasterCard may have against Visa U.S.A. in connection with the settlement service fee.

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Pursuant to the court’s order, the settlement service fee bylaw was rescinded as of the effective date of the order. On June 29, 2007, Visa U.S.A. filed a notice of appeal to the Second Circuit Court of Appeals. Visa U.S.A. also sought a stay pending appeal as to the contract termination portion of the court’s remedy, which the District Court denied.

On August 17, 2007, Discover Financial Services and DFS Services LLC (collectively, Discover) moved the District Court to intervene in the settlement service fee matter. Discover also sought to have the District Court modify its June 15, 2007 order to (1) extend the contract termination remedy to issuers entering into agreements with Discover; and (2) void certain provisions of Visa U.S.A.’s debit agreements. The court denied Discover’s motion on October 12, 2007. On September 11, 2007, Discover filed a motion to intervene in the settlement service fee case in the Second Circuit and asked the Second Circuit to remand the case to the District Court. Visa U.S.A. opposed Discover’s motion. Briefing is complete but no decision has been issued by the Second Circuit.

New Zealand Interchange Proceedings

The Commerce Commission, New Zealand’s competition regulator, filed a civil Statement of Claim in the High Court in Wellington on November 9, 2006, alleging that, among other things, the fixing of default interchange rates by Cards NZ Limited, Visa International, MasterCard and certain Visa International member financial institutions contravenes the New Zealand Commerce Act. On November 27, 2006, a group of New Zealand retailers filed a nearly identical claim against the same parties before the same tribunal. Both the Commerce Commission and the retailers seek declaratory, injunctive and monetary relief. On March 2, 2007, Visa International filed statements of defense in both cases, denying liability for any cause of action. Both cases were transferred to the commercial list at the High Court in Auckland in April 2007. The court approved a timetable for initial discovery and other procedural matters in June 2007; such discovery is now proceeding.

Currency Conversion Litigation

In 2000, a “representative” action was filed in California state court against Visa U.S.A. and Visa International in connection with an asserted 1% currency conversion “fee” assessed on member financial institutions by the payment card networks on transactions involving the purchase of goods or services in a foreign currency and the disclosure of that fee (Schwartz v. Visa International Corp. (sic), et al.). Plaintiffs claimed Visa’s currency conversion practices violated California Business & Professions Code Section 17200, and sought injunctive relief and restitution. Additional California state currency conversion class actions were filed against Visa U.S.A. and Visa International. Shrieve v. Visa U.S.A. Inc., et al. alleged that Visa had a duty to inform cardholders using debit cards overseas of the existence of the 1% currency conversion fee. Mattingly v. Visa U.S.A. Inc., et al. alleged Visa had a duty to inform cardholders using credit cards overseas of the existence of the 1% currency conversion fee. Baker v. Visa International Corp. (sic), et al. challenged Visa International’s calculation of currency conversion rates and the disclosure of those rates. All plaintiffs sought restitution and injunctive relief.

Visa U.S.A., Visa International, MasterCard, Citicorp Diners Club, Inc. (Diners Club) and several Visa U.S.A. and Visa International member financial institutions, and in some cases their affiliates and parents, are also defendants in a number of federal class actions that allege, among other things, violations of federal antitrust laws based on the 1% currency conversion fee. Pursuant to orders of the Judicial Panel on Multidistrict Litigation, the federal complaints were consolidated or coordinated in MDL 1409 (In re Currency Conversion Fee Antitrust Litigation) in the U.S. District Court for the Southern District of New York.

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On July 20, 2006, Visa U.S.A. and Visa International entered into a settlement agreement in MDL 1409. Under the terms of that settlement, the defendants, which include Visa U.S.A., Visa International, MasterCard, Citicorp Diners Club Inc. and several banks, will pay $336.0 million to settle monetary claims by eligible cardholders, the costs of administering the settlement and notice to cardholders and any court-approved fees and expenses to attorneys for the class and awards to the class representatives. Visa U.S.A. and Visa International’s portion of the settlement payment, which has already been paid into a settlement fund, is approximately $100.1 million. In addition, Visa U.S.A. and Visa International agreed that for five years they would separately identify or itemize any fees added to transactions because they occurred in a foreign country or involved a foreign currency and would require U.S. issuing members to disclose certain changes, if any, to exchange rate practices. As part of this settlement, plaintiffs in Shrieve and Mattingly agreed that they would ask the court to dismiss their actions with prejudice as to Visa U.S.A. and Visa International once the MDL 1409 settlement receives court approval. Visa U.S.A., Visa International and MasterCard further agreed to pay $32.0 million in attorneys’ fees to resolve Schwartz. Visa U.S.A. and Visa International’s portion of this payment is approximately $18.6 million, which was paid into a settlement fund in September 2007.

Finally, Visa U.S.A. and Visa International entered into a settlement in Baker. Under the terms of this settlement agreement, the parties agreed to undertake their best efforts to secure certain changes to the notice of settlement to be provided to class members in MDL 1409, and plaintiffs agreed not to object or otherwise oppose approval of the MDL settlement agreement. Upon final approval of the MDL settlement agreement, plaintiffs shall seek to dismiss Baker. If Baker is dismissed, Visa U.S.A. and Visa International shall pay $1 million plus interest from September 14, 2006 as attorneys’ fees and costs. If, however, within 60 days of final approval of the MDL settlement agreement, Baker has still not been dismissed, Visa U.S.A. and Visa International shall pay $500,000 plus interest from September 14, 2006 as attorneys’ fees and costs.

On November 8, 2006, the court in MDL 1409 issued an order preliminarily approving the MDL settlement agreement. Among other things, this order created, for settlement purposes only, a Settlement Damages Class consisting of holders of U.S. issued Visa- or MasterCard-branded credit and debit cards or Diners Club-branded credit cards who used their cards to make a foreign payment transaction between February 10, 1996 and November 8, 2006, the Settlement Damages Class. The court also approved, for settlement purposes only, the “Settlement Injunctive Class,” which contains all persons who held a U.S. issued Visa- or MasterCard-branded credit or debit card or Diners Club-branded credit card as of November 8, 2006. Charge cards are included in the definition of “credit cards.” On November 14, 2006, the plaintiff in one case coordinated with MDL 1409 (Bildstein v. MasterCard International Incorporated) filed a Notice of Appeal from the grant of preliminary approval.

Notice of the settlement began in 2007. In view of concerns raised by putative class members, the court appointed a special master to work with the parties to review and amend, as appropriate, the plan for class notice and distribution of the settlement fund and to determine whether the proposed settlement agreement is fair, adequate and reasonable with respect to all class members. The special master submitted his report on or about July 10, 2007, and recommended that the plan for notice and distribution of the fund be modified. On August 13, 2007, the court issued an order approving the claims procedure recommended by the special master. On September 24, 2007, the court issued an order approving the revised notices, claim forms and settlement schedule submitted by the parties. Revised notices and claim forms will be mailed to identified class members in late November, and a revised publication notice will run in late November and early December. Class members will have until February 14, 2008 to object to or opt-out of the settlement. The Court moved the hearing on entry of Final Judgment and Order of Dismissal to March 31, 2008.

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Based upon the court’s preliminary approval of the MDL 1409 settlement and other developments, approximately $100.1 million and $18.6 million have been paid into a settlement funds to resolve these claims against Visa U.S.A. and Visa International, and a legal accrual of approximately $1.0 million has been made for the remainder of the settlement in connection with these currency conversion cases. Should the MDL settlement agreement not receive final court approval, or otherwise terminate, we anticipate that the parties in all of the Currency Conversion Litigation actions would return to the status quo ante in their respective actions.

Morgan Stanley Dean Witter/Discover Litigation

In August 2004, the European Commission in Brussels issued a Statement of Objections against Visa International and Visa Europe alleging a breach of European competition law. The allegation arises from the Visa International and Visa Europe Rule (bylaw 2.12(b)) that makes certain designated competitors, including Morgan Stanley Dean Witter/Discover, ineligible for membership. On October 3, 2007, the European Commission fined Visa International and Visa Europe €10.2 million ($15 million) for infringing European Union rules on restrictive business practices (Article 81 of the EC Treaty and Article 53 of the EEA Agreement). On December 19, 2007, Visa Europe and Visa International appealed the European Commission’s ruling to the European Court of First Instance. Pursuant to existing agreements, Visa Europe has acknowledged full responsibility for the defense of this action, including any fines that may be payable.

Parke Litigation

On June 27, 2005, a purported consumer and merchant class action was filed in California state court against Visa U.S.A., Visa International, MasterCard, Merrick Bank and CardSystems Solutions, Inc. The complaint stems from a data-security breach at CardSystems, a payment card processor that handled Visa and other payment brand transactions. The complaint alleges that Visa U.S.A. and Visa International’s failure to inform cardholders of the CardSystems breach in a timely manner constitutes an unlawful and/or unfair business practice under California’s Unfair Competition Law and violates California’s statutory privacy-notice law. In August 2005, the court denied the plaintiffs’ application for a temporary restraining order, except with respect to the defendants’ retention of affected account-identifying information, and in September 2005 denied plaintiffs’ motion for a preliminary injunction. Also in September 2005, the court dismissed the claims brought by the merchant class. On November 18, 2005, the defendants answered the remaining claims. Limited discovery occurred.

CardSystems filed for bankruptcy in U.S. District Court for the District of Arizona in May 2006, staying the litigation as to it. The plaintiffs removed the case to U.S. District Court for the Northern District of California on August 10, 2006, and then sought to transfer the case to federal court in Arizona. Visa U.S.A., Visa International and MasterCard moved for remand to state court. On October 11, 2006, the court granted the defendants’ motion for remand and denied the plaintiffs’ motion to transfer the case. Proceedings involving CardSystems continue in the bankruptcy court in Arizona, and the California state court plaintiffs appear to be pursuing claims against CardSystems in that forum. The state court in California has not set discovery deadlines or a trial date. The parties are currently engaged in settlement negotiations. The potential settlement amount is not considered material to the Company’s consolidated financial statements.

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The ATM Exchange Litigation

On November 14, 2005, The ATM Exchange filed a complaint for money damages against Visa U.S.A. and Visa International in the U.S. District Court for the Southern District of Ohio. The plaintiff asserts claims of promissory estoppel, negligent misrepresentation and fraudulent misrepresentation, alleging that Visa’s deferment of a July 1, 2004 member deadline that required newly deployed ATMs to be certified by a Visa- recognized laboratory as meeting certain PIN-entry device testing requirements harmed the plaintiff by reducing demand for its ATM upgrade solution. The parties engaged in written discovery, party and third-party depositions and expert discovery. On June 29, 2007, Visa U.S.A. and Visa International filed motions for summary judgment on liability and damages. On July 30, 2007, the court vacated the tentative September 2007 trial date. The court indicated that it would set another trial date, if necessary, in its forthcoming ruling on the motions for summary judgment.

District of Columbia Civil Investigative Demand

On January 5, 2007, the Office of the Attorney General for the District of Columbia issued a Civil Investigative Demand, or “CID,” to Visa U.S.A. seeking information regarding a potential violation of Section 28-4502 of the District of Columbia Antitrust Act. The D.C. Attorney General’s office is coordinating parallel investigations by the Attorneys General of New York and Ohio. The CID seeks documents and narrative responses to several interrogatories and document requests, which focus on PIN debit. Visa U.S.A. continues to cooperate with the Attorneys General in connection with the CID.

U.S. Department of Justice Civil Investigative Demands

On September 26, 2007, the Antitrust Division of the United States Department of Justice (the “Division”) issued a Civil Investigative Demand, or “CID,” to Visa U.S.A. seeking information regarding a potential violation of Section 1 or 2 of the Sherman Act, 15 U.S.C. §§ 1, 2. The CID seeks documents, data and narrative responses to several interrogatories and document requests, which focus on PIN debit and Visa’s No Signature Required program.

On September 27, 2007, the Division issued a second CID to Visa U.S.A., also seeking information regarding a potential violation of Section 1 or 2 of the Sherman Act, 15 U.S.C. §§ 1, 2. The CID seeks documents in response to several requests, which focus on Visa U.S.A.’s agreements with banks that issue Visa debit cards. Visa U.S.A. is cooperating with the Division in connection with both CIDs.

AAA Antiques Mall

On November 13, 2007, a putative class action lawsuit was filed in Maryland state court against Visa U.S.A., MasterCard Worldwide, and Discover Financial Services. Plaintiff AAA Antiques Mall, Inc. alleges that “credit card fees” assessed by defendants as to the state tax portion of a sales transaction constitute unjust enrichment and/or intentional misrepresentation. On January 2, 2008, Visa U.S.A. removed the case to U.S. District Court for the District of Maryland. At this time, it is too early to make any reasonable evaluation of the claims alleged.

Intellectual Property Litigation

Cryptography Research

On September 29, 2004, Cryptography Research, Inc. (“CRI”) filed suit against Visa International in U.S. District Court for the North District of California asserting claims for breach of contract,

10	Schedule 5.7

misrepresentation, and infringement of eight U.S. patents. These causes of action are based upon CRI’s allegations that Visa International has improperly used, or induced others to use, technology allegedly developed by CRI for securing “Smart Cards” against attacks designed to discover secret information, such as the secret key for performing cryptographic operations. On March 7, 2005, CRI filed an amended complaint identifying claims for breach of contract, misrepresentation, fraud in the inducement and infringement of the eight Patents in Suit. The breach of contract, misrepresentation and fraud in the inducement claims stem from a September 2, 1998 Intellectual Property License Agreement between CRI and Visa International. The license agreement granted Visa International worldwide rights to CRI’s patent applications that ultimately matured into the Patents in Suit.

On March 22, 2007, CRI filed its Second Amended Complaint, adding claims for breach of fiduciary duty and violation of Section 1 of the Sherman Act and California’s Unfair Competition Law. CRI further alleges that Visa International is liable under California’s Cartwright Act, Bus. & Prof. Code Sections 16720-70 and the California Business & Professions Code §§ 17200 et seq. Visa International filed its answer to the Second Amended Complaint and related counterclaims on April 23, 2007.

Discovery in this matter is currently ongoing and is scheduled to be completed on May 12, 2008. Six claims construction orders have been issued. CRI filed a motion for reconsideration of the fifth order, but the Court has not yet set a hearing on this motion. A pretrial conference is scheduled for September 15, 2008, but no trial date has been set. On January 15, 2008, the court held a hearing to address CRI’s motion to bifurcate discovery of the antitrust claims from the remaining claims and to divide the trial of this matter into three phases. The court also addressed Visa’s motion to dismiss the antitrust claims and further scheduling matters. No orders or rulings have been issued.

Vale Canjeable

On November 21, 2006, Vale Canjeable Ticketven, C.A., filed an action in the Fifth Municipal Court of Caracas, Venezuela against Todoticket 2004, C.A., and Visa International seeking a preliminary injunction preventing use of the Visa Vale mark in Venezuela. In December 2006, Vale Canjeable Ticketven, C.A. also filed a claim with the Fourth Commercial Court of First Instance of Caracas, alleging that the defendants infringed the plaintiff’s rights as the holder of the trademark registries and requesting declarative, injunctive and monetary relief. The plaintiff also requested that the court order the defendants to pay the legal costs and expenses related to the judicial process.

On November 29, 2006, the Fifth Municipal Court of Caracas granted a preliminary injunction prohibiting use of the “Vale” in the Venezuelan market of food vouchers. On December 6, 2006, Visa International filed a constitutional objection to the court’s ruling. The objection was dismissed on December 19, 2006 by the Fourth Commercial Court of First Instance of Caracas. Visa International appealed this decision, which was denied in March 2007. On March 21, 2007, defendants filed a motion with the Fourth Commercial Court of First Instance of Caracas, seeking revocation of the preliminary injunction granted by the Fifth Municipal Court of Caracas. This motion was denied on July 11, 2007. Visa International immediately filed an appeal of this decision with the Superior Court.

On July 26, 2007, Visa International made a request for the removal of the First Instance Judge from the case and such request was granted on September 25, 2007. A new judge was assigned to finalize the discovery phase of the case. On November 1, 2007, Visa International filed its written conclusions explaining how the evidence collected during discovery supports its arguments. On November 21, 2007, Visa International filed an appeal of the decision denying suspension of the preliminary injunction with the newly assigned judge. This appeal was denied on December 18, 2007.

11	Schedule 5.7

Starpay and VIMachine

On May 8, 2003, Starpay and VIMachine sued Visa U.S.A. and Visa International in U.S. District Court for the Northern District of Texas, claiming that Visa used information provided by Starpay in 2000 to create VbV and to file a Visa patent application on the technology underlying VbV. Two claims are asserted: infringement of VIMachine’s patent and misappropriation of Starpay’s trade secrets. On February 23, 2004, Visa U.S.A. and Visa International answered the complaint and filed a counterclaim for a declaratory judgment that Visa U.S.A. and Visa International are not infringing the asserted patent and/or that the patent is invalid. On March 16, 2004, Starpay filed its answer to Visa U.S.A. and Visa International’s counterclaim.

The Magistrate Judge held hearings on the issue of the construction of various claims of the patent and on January 19, 2006 issued a Report and Recommendation making findings and recommendations. In February 2006, the parties filed their respective objections to the Report with the District Court Judge. On September 10, 2007, the District Court issued an order resolving the parties’ various objections and finalized the claim construction. The court has set a schedule that calls for the completion of discovery by April 18, 2008 and the filing of any dispositive motions by May 16, 2008. No trial date has been set.

On January 7, 2008, Visa U.S.A. and Visa International filed a Motion for Partial Summary Judgment of Non-Infringement and/or Invalidity of U.S. Patent No. 5,903,878 (“the ‘878 patent”). The motion was made on the grounds that (1) the accused VbV system lacks the “unique transaction identifier” element of the claims of the ‘878 patent; and (2) the ‘878 patent is invalid in light of at least three prior art patents.

The parties reached an agreement in principle to settle the dispute in January 2008.

PrivaSys

On June 20, 2007, PrivaSys, Inc. filed a complaint in U.S. District Court for the Northern District of California against Visa International and Visa U.S.A for patent infringement. PrivaSys alleges that Visa’s contactless payment technology infringes U.S. Patent No. 7,195,154, which we refer to as the ‘154 patent’), entitled “Method for Generating Customer Secure Card Numbers.” Visa U.S.A. and Visa International filed their respective answers and counterclaims on August 21, 2007 alleging that Visa did not infringe the ‘154 patent, that the ‘154 patent is invalid and that the patent is unenforceable due to inequitable conduct and prosecution laches. On September 28, 2007, PrivaSys filed a motion requesting leave to file an amended complaint adding JPMorgan Chase & Co. and Wells Fargo & Co. as defendants. Visa U.S.A. and Visa International opposed this motion on October 26, 2007 and asked the court, in the alternative, to stay all proceedings against Visa issuing financial institutions pending resolution of the issue of whether the Visa technology infringes the PrivaSys patent. On November 14, 2007, the court granted PrivaSys’s motion for leave to file the amended complaint. On December 5, 2007, Visa U.S.A. filed an answer to the amended complaint. The parties reached an agreement in principle to settle the dispute in December 2007. In light of this agreement, on January 9, 2008 the court dismissed the case with prejudice, provided that the settlement is finalized within 90 days of the dismissal. The parties executed the final settlement agreement in February 2008.

Every Penny Counts, Inc.—Prepaid Cards

On July 17, 2007, Every Penny Counts, Inc. filed a complaint in the U.S. District Court for the Middle District of Florida against Visa U.S.A., MasterCard and American Express for infringement of four of its patents. Plaintiff amended its complaint on September 27, 2007 to add Green Dot Corp. as a

12	Schedule 5.7

party and to add a fifth patent to its suit. The Complaint now alleges that the defendants’ “open” prepaid card products infringe U.S. Patent No. 5,621,640 (“Automatic Philanthropic Contribution System”). U.S. Patent No. 6,112,191 ( “Method and System to Create and Distribute Excess Funds from Consumer Spending Transactions”). U.S. Patent No. 6,088,682 (“Funds Distribution System Connected with Point of Sale Transactions”), U.S. Patent No. 6,876,971 (“Funds Distribution System Connected with Point of Sale Transaction”) and U.S. Patent No. 7,171,370 (“Funds Distribution System Connected with Point of Sale Transactions”). Visa U.S.A. filed a Motion to Dismiss, or in the Alternative for a More Definite Statement, based on the plaintiff’s failure to identify which products or services offered by Visa U.S.A. purportedly infringe which of the plaintiff’s patents on October 12, 2007. The court denied the motion on October 29, 2007. On November 13, 2007, Visa U.S.A. filed its answer and counterclaims alleging that Visa does not infringe the plaintiff’s patents, that the plaintiff’s patents are invalid, and that the plaintiff’s patents are unenforceable to prosecution laches and inequitable conduct. The court issued an order on December 13, 2007 setting procedural deadlines for the claim construction and scheduling a Markman hearing in May 2008.

For a more detailed description of the Retrospective Responsibility Plan, please see pages 149-155 of Amendment No. 3 to Visa Inc.’s registration statement on Form S-1, as filed with the U.S. Securities and Exchange Commission on February 13, 2008.

13	Schedule 5.7

SCHEDULE 5.8

SUBSIDIARIES

	JURISDICTION	OWNED BY	ACQUISITION / CREATION DATE	% OWNERSHIP
> 50% Owned Domestic Corporations

Advanced Resolution Services, Inc.	Delaware	Visa USA	7/15/2005	100%

Debit Processing Services, Inc.	Delaware	Visa USA	6/13/1996	100%

		Visa Inc.		79%

Inovant LLC	Delaware	Visa Int’l	11/21//2002	16%

		Visa Canada		5%

Integrated Solutions Concepts, Inc.	Delaware	Visa USA	5/30/1997	100%

Interlink Network, Inc.	Delaware	Visa USA	10/2/1991	100%

Merchant Bank Service Corporation	Delaware	Visa USA	3/18/1992	100%

PLUS System, Inc.	Delaware	Visa USA	12/23/1981	100%

SET Secure Electronic Transaction LLC	Delaware	Visa Int’l	12/19/1997	50%

VCA Inovant Investments Inc.	Delaware	Visa Canada	11/20/2002	100%

Visa Holdings, Inc.	Delaware	Visa Int’l	1/25/1999	100%

Visa International (Asia Pacific) Ltd.	Delaware	Visa Int’l	3/14/1990	100%

		Visa Int’l		50%

Visa Land Management, Inc.	Delaware		2/12/1992

		Visa USA		50%

		Visa Int’l		50%

Visa Land Management II, Inc.	Delaware	Visa USA	2/2/1995	50%

Visa Land Management III, LLC	Delaware	Visa Int’l	1/18/2000	100%

Visa Land Management IV, LLC	Delaware	Visa Int’l	1/18/2000	100%

1	Schedule 5.8

> 50% Owned Foreign Corporations

Gerencia y Administracion, Sociedad Anonima	Guatemala	Visa Int’l	7/14/1999	100%

Nippon Processing Services	Japan	White Pike	6/11/1990	100%

Servicios Visa International Ltda.	Chile	Visa Int’l	3/9/1993	100%

Visa Canada Corporation	Nova Scotia	White Pike	10/27/2007	100%

Visa CEMEA (UK) Limited	United Kingdom	Visa Int’l	11/19/2007	100%

Visa Consolidated Support Services (India) Private Limited	India	Visa Int’l (AP) Ltd	9/8/1999	100%

Visa Do Brasil Empreendimentos Ltda.	Brazil	Visa Int’l	6/9/1987	100%

Visa Information Systems (Shainghai) Co., Ltd.	China	Visa Int’l (AP) Ltd	11/22/2004	100%

Visa International (Asia Pacific) Korea Ltd.	Korea	Visa Int’l (AP) Ltd	9/18/1995	100%

Visa International (Mexico) S.A. DE C.V.	Mexico	Visa Int’l	02/19/1991	100%

Visa International (Venezuela) S.A.	Venezuela	Visa Int’l	04/24/1989	100%

Visa Management Services Limited	United Kingdom	Visa Int’l	04/10/2001	100%

Visa Resource Management Limited	Jersey	Visa Int’l	07/9/2003	100%

Visa Risk Limited	United Kingdom	Visa Int’l	04/10/2001	100%

Visa Support Services (Singapore) Pte Ltd.	Singapore	White Pike	12/8/1995	100%

Visa Worldwide (Cayman) Co.	Cayman Islands	Visa Inc.	9/27/2007	100%

Visa Worldwide Pte. Limited	Singapore	Visa Inc.	10/17/2007	100%

White Pike Financial Services B.V.	Netherlands	Visa Int’l	5/29/1990	100%

2	Schedule 5.8

SCHEDULE 5.9

CONTINGENT OBLIGATIONS

Office Lease	Term	Monthly Payment		Remaining Balance (As of Dec 31, 2007)
Guarantee of Visa International

Austin, TX office	November 2006 – December 2010	$84,203		$3,031,310

Paddington, London office**	December 25, 2002 – December 24, 2022	$1,244,224	*	$223,960,388	*

*	Based on the GBP/USD exchange rate as of December 31, 2007. Monthly equivalent rent based on quarterly payments.
**	Visa Europe Services, Inc. has agreed to pay any liabilities of the Company that arise under the guarantee of the Paddington, London office lease.

1	Schedule 5.9

SCHEDULE 5.14

LIENS

NONE

1	Schedule 5.14

SCHEDULE 6.11

OTHER INVESTMENTS

AS OF DECEMBER 31, 2007

(amounts in whole US dollars)

Compania Brasileira de Meios de Pagamento	$517,976,302	[2]

Visa Vale	16,886,687	[3]

FT Ventures II L.P.	3,842,445

Inside Contactless, including warrants	3,357,651	[4]

Way Systems, Inc., including warrants	3,208,175

mFormation Technologies	3,070,509	[5]

Application Security, Inc.	2,601,999	[6]

Visa Jordan	2,550,821	[7]

mTLD Ltd	2,000,400

UPEK, Inc	1,999,999

Compania de Precesamiento de Medios de Pago de Guatemala	1,815,808	[8]

nCircle Network	1,768,356

Ecrio Inc	1,500,000

EMV Co. LLC	1,265,352

Mediterranean Smart Cards	1,220,467

Korea Credit Bureau	1,003,513

Visnet Dominican Republic	970,369

Tripwire, Inc.	969,251

GP Network	549,871

Visa Argentina	543,913

Visanet Peru	370,333

Vericept Corporation	360,000

1	Schedule 6.11

Arcot Systems	239,631

GCPS	130,202

PCI Security Standards Council LLC	81,783

Visanet Uruguay	53,656

Vivotech (warrants)	20,000

ID Analytics (warrants)	17,000

IP Commerce (warrants)	6,558

SET Secure Electronic Transaction LLC	1

ValuCard Nigeria PLC	1

Venture Infotek Ltd	1

[1]	This table excludes investments in liquid, short term assets as well investments held in connection with Visa Inc.’s compensation plans
[2]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $598,302
[3]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $687
[4]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $2,489,651
[5]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $2,008,509
[6]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $1,299,999
[7]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $991,821
[8]	Historical cost basis (excluding Visa Inc. reorganization accounting adjustments) is $600,808

2	Schedule 6.11

SCHEDULE 6.13

PERMITTED AFFILIATE TRANSACTIONS

NONE

1	Schedule 6.13

EXHIBIT A

FORM OF OPINION

February 15, 2008

Bank of America, N.A., as Administrative Agent for the Lenders party to the Credit Agreement referred to below

901 Main Street

Dallas, Texas 75202

Re:	Visa Inc., Visa International Service Association, and Visa U.S.A. Inc.— Five Year Revolving Credit Agreement dated as of February 15, 2008

Ladies and Gentlemen:

We have acted as special counsel to Visa Inc. (“Visa Inc.”), Visa International Service Association (“Visa International”), and Visa U.S.A. Inc. (“Visa U.S.A.,” together with Visa Inc. and Visa International each a “Borrower” collectively the “Borrower”) in connection with:

(i) the Five-Year Revolving Credit Agreement dated as of February 15, 2008 (the “Credit Agreement”) by and among the Borrower, certain lenders (the “Lenders”), and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) and a Lender, and JPMorgan Chase Bank, N.A., as the Syndication Agent (the “Syndication Agent”), and Goldman Sachs Credit Partners L.P., Citibank, N.A., HSBC Bank USA, N.A., Merrill Lynch Bank USA, UBS Securities LLC and Wachovia Bank, National Association, as the Co-Documentation Agents, with Banc of America Securities LLC and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Book Runners (the “Lead Arrangers”); and

(ii) the Notes dated as of the date hereof made by the applicable Borrower payable to the order of certain of the Lenders (the “Notes”).

Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement. The Credit Agreement and the Notes are collectively referred to herein as the “Loan Documents.”

We have assumed with your permission that:

(a) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

(b) Each of the parties to the Credit Agreement has all requisite power and authority to execute, deliver and perform its obligations under the Credit Agreement (except that we have not assumed any of the Borrower’s corporate power and authority under Delaware law to execute, deliver and perform its respective obligations under the Credit Agreement), and the execution and delivery of the Credit Agreement by each party and the performance of such party’s obligations thereunder have been duly authorized by all necessary action by such party (except that we have not assumed due authorization by any Borrower);

1	Exhibit A

(c) The execution and delivery of the Credit Agreement by each party (other than the Borrowers) and the performance of each such party’s obligations thereunder do not violate any law, regulation, order, judgment or decree applicable to such party, and the Credit Agreement is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and

(d) Except for the Fee Letters, there are no agreements or understandings between or among the Administrative Agent, the Syndication Agent, the Arrangers, the Lenders (collectively, the “Lender Parties”), any Borrowers or third parties that would expand, modify or otherwise affect the terms of the Loan Documents or the respective rights or obligations of the parties thereunder.

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied solely upon the representations and warranties of the Borrowers in the Loan Documents, certificates of officers of the Borrowers or certificates obtained from public officials.

Except as expressly stated otherwise herein, whenever an opinion herein with respect to the existence or absence of facts is stated to be to our knowledge, such statement is intended to signify that, during the course of our representation of the Borrower, as herein described, no information has come to the attention of the lawyers currently with this law firm and working on the credit facility described in the Loan Documents that would give us actual knowledge of facts contrary to the existence or absence of the facts indicated. However, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Borrower or any affiliate thereof.

Our opinion with respect to each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and is qualified as a foreign corporation and in good standing in the State of California.

2. The execution and delivery by each Borrower of the Loan Documents and the performance by such Borrower of its obligations thereunder have been duly authorized by all necessary corporate action by such Borrower and will not:

(a) require any consent of such Borrower’s shareholders or members (other than any such consent as has already been given and remains in full force and effect);

2	Exhibit A

(b) violate (i) any law, rule or regulation of the States of New York and Delaware or of any federal law of the United States or (ii) such Borrower’s certificate of incorporation or bylaws;

(c) to our knowledge, violate (i) the provisions of any material indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder or (ii) any order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries; or

(d) to our knowledge, result in, or require, the creation or imposition of any Lien on the Property of such Borrower or any of its Subsidiaries pursuant to the terms of any material indenture, instrument or agreement binding upon such Borrower or any of its Subsidiaries.

3. The Loan Documents constitute legal, valid and binding obligations of each Borrower enforceable against each Borrower in accordance with their terms.

4. Except as disclosed in Schedule 5.7 to the Credit Agreement, to our knowledge, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against any Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5. No order, consent, adjudication, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the applicable Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Credit Agreement, the payment and performance by such Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

6. No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York, the State of Delaware to the limited extent stated herein, and the laws of the United States of America. We are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinions in paragraphs 1, 2(a) and 2(b) above, we generally are familiar with the Delaware General Corporation Law as presently in effect. The opinions in paragraphs 1, 2(a) and 2(b), are based upon our review of the statutory language of the Delaware General Corporation Law, and not on any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations concerning such Delaware General Corporation Law. This opinion is limited to the effect of the present state of the laws of the State of New York, the State of Delaware to the limited extent stated herein, and the laws of the United States of America and the facts as they presently exist. Except as set forth in paragraph 6 above, we express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

B. Our opinions set forth in paragraph 3 are subject to: (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the

3	Exhibit A

rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding: (i) the effectiveness of any waiver (whether or not stated as such) under the Loan Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Loan Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any waivers or consents (whether or not characterized as a waiver or consent in the Credit Agreement) relating to the rights of any Borrower or any duties owing to it existing as a matter of law, including without limitation waivers of the benefits of statutory or constitutional provisions, to the extent such waivers or consents may be found by a court to be against public policy or which are ineffective pursuant to New York statutes and judicial decisions; (v) any provision in any Loan Document waiving the right to object to venue in any court; (vi) any consent or agreement to submit to the jurisdiction of any federal court; (vii) any waiver of the right to jury trial; (viii) any rights of setoff (other than such as are provided by Section 151 of the Debtor and Creditor Law of the State of New York, as interpreted by applicable judicial decisions); (ix) any provisions of the Loan Documents that may be construed as penalties or forfeitures; (x) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default; (xi) any waivers of any statute of limitations; (xii) any power of attorney granted under the Loan Documents; (xiii) any provision of any Loan Document purporting to establish evidentiary standards; (xiv) any provision of any Loan Document insofar as it provides for the payment or reimbursement of costs and expenses or for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal; (xv) the ordinances and statutes, the administrative decisions and orders and the rules and regulations of any municipality, county, or special district or other political subdivision of any state including the States of Delaware and New York; or (xvi) any provision in any of the Loan Documents that purports to preserve absolute and unconditional rights or obligations of any party irrespective of the lack of validity or enforceability of any of the Loan Documents. Without limiting the generality of the foregoing, we express no opinion regarding the extent, if any, by which any guarantees may be limited or rendered ineffective by fraudulent conveyance.

D. We further express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Loan Documents: (i) to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (ii) requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (iii) purporting to waive obligations or standards of good

4	Exhibit A

faith, notice, diligence, reasonableness or care and similar applicable principles of common law and certain rights of debtors and duties of creditors which under applicable law may not be waived, released, varied or disclaimed by agreement prior to a default; (iv) purporting to waive rights or release claims on behalf of any third party or purporting to release claims of which the releasor has no knowledge; (v) imposing late payment charges or increased rates of interest following a default to the extent they exceed reasonable compensation to the Lenders for losses, costs or damages occasioned by late payments or defaults; (vi) waiving the right to assert lack of consideration; (vii) limiting the right to challenge the enforceability of provisions; or (viii) specifying that provisions of any Loan Document may only be waived in writing if an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of any of such documents.

E. We express no opinion with respect to the compliance by any Borrower with, or any financial calculations or data in respect of, financial covenants included in the Loan Documents. Furthermore, while we advise you that (subject to the other assumptions, exceptions, qualifications and limitations herein) the Loan Documents may be performed in a manner that does not result in a violation as described in paragraph 2(b), we express no opinion that the actual performance of the terms and provisions of the Loan Documents after the date hereof will not result in such violation.

F. With respect to our opinion set forth in paragraph 6 above, we have not performed any independent factual investigation and have relied solely upon factual representations of the Borrower set forth in a certificate to us.

G. We express no opinion as to the applicability to, or the effect of noncompliance by, any Lender Party with any state or federal laws applicable to the transactions contemplated by the Loan Documents because of the nature of the business of such Lender Party.

H. We express no opinion regarding the availability of damages or other remedies not specified in the Loan Documents in respect of breach of any covenants (other than the covenants relating to the payment of principal, interest, indemnities and expenses).

I. With respect to our opinion in paragraph 1, we rely solely on certificates of good standing from the States of Delaware and California dated February 7, 2008.

J. We render no opinion herein as to any federal or state securities laws, any state or federal forfeiture laws, or any federal or state laws regulating transactions involving employee benefit plans, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

This opinion may be relied upon by the Lender Parties and their permitted participants, assignees and other permitted transferees. This opinion is rendered to the Lender Parties in connection with the Loan Documents and may not be relied upon by any person other than the Lender Parties, or by the Lender Parties in any other context, provided that the Lender Parties may provide this opinion: (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations; (ii) to the independent auditors and attorneys of the Lender Parties; (iii) pursuant to order or legal process of any court or governmental agency; (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Loan Documents; or (v) any proposed assignee of or participant in the interest of any Lender Party under and to the extent permitted by the Loan Documents. This opinion is not to be circulated, quoted or otherwise referred to or relied upon for any other purposes or by any other person without our prior written consent. This opinion

5	Exhibit A

is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We expressly disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or changes in the law which may hereafter occur.

Very truly yours,

6	Exhibit A

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Five-Year Revolving Credit Agreement dated as of February 15, 2008 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Visa Inc. (“Visa Inc.”), Visa International Service Association (“Visa International”) and Visa U.S.A. Inc. (“Visa U.S.A.”, together with Visa Inc. and Visa International, each a “Borrower” and collectively the “Borrowers”), the lenders party thereto (“Lenders”), and Bank of America, N.A., as Administrative Agent for the Lenders, JPMorgan Chase Bank, N.A., as the Syndication Agent, and Goldman Sachs Credit Partners L.P., Citibank, N.A., HSBC Bank USA, N.A., Merrill Lynch Bank USA, UBS Securities LLC and Wachovia Bank, National Association, as the Co-Documentation Agents. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [                    ] of each Borrower;

(2) I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

(4) Schedule I attached hereto sets forth financial data and computations evidencing Visa Inc.’s compliance with Section 6.17 of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

1	Exhibit B

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 20    .

Name:
Title:

2	Exhibit B

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                     , 20     with

Provisions of Sections 6.17 of

the Agreement

3	Exhibit B

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Swing Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Visa Inc., Visa International Service Association and Visa U.S.A. Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Five-Year Revolving Credit Agreement, dated as of February 15, 2008, among the Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as the Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments or Loans for all Applicable Lenders[2]	Amount of Applicable Commitments or Loans Assigned[3]	Percentage Assigned of Applicable Commitments or Loans[4]		CUSIP Number
Dollar Revolving Commitment	$	$		%

Multi-Currency Revolving Commitment	$	$		%

U.S. Swing Commitment	$	$		%

Euro Swing Commitment	$	$		%

Foreign Currency Swing Commitment	$	$		%

1	Exhibit C

[7.	Trade Date: ][5]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Select as applicable.
[2]	Amount to be adjusted by the counterparties to take into account any commitment reductions or any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any commitment reductions or any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2	Exhibit C

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

3	Exhibit C

[Consented to and][6] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][7]

By:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of Visa Inc. and/or other parties (e.g. Swing Lenders) is required by the terms of the Credit Agreement.

4	Exhibit C

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

VISA INC., VISA INTERNATIONAL SERVICE ASSOCIATION AND VISA U.S.A. INC.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

5	Exhibit C

EXHIBIT D

INTENTIONALLY OMITTED

1	Exhibit D

EXHIBIT E

NOTE

[Date]

[VISA INC.] [VISA INTERNATIONAL SERVICE ASSOCIATION] [VISA U.S.A. INC.], a Delaware corporation (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the place and in the currency specified pursuant to Article II of the Agreement, together with interest on the unpaid principal amount hereof at the rates, in the currencies and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount, the Class and currency of each Loan and the date, amount, Class and currency of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Five-Year Revolving Credit Agreement dated as of February 15, 2008 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the lenders party thereto, including the Lender, Bank of America, as the Administrative Agent, and certain other Agents, to which the Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

[VISA INC.]
[VISA INTERNATIONAL SERVICE ASSOCIATION]
[VISA U.S.A. INC]

By:
Print Name:
Title:

1	Exhibit E

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                             ,

DATED                    ,

Date	Class of Loan	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

2	Exhibit E

EXHIBIT F

FORM OF ADVANCE BORROWING NOTICE

Date:

To:	To Bank of America, N.A.,
as Administrative Agent under
the Credit Agreement described below.

Ladies and Gentlemen:

The undersigned, [Visa Inc.] [Visa International Service Association] [Visa U.S.A. Inc.], refers to the Five-Year Revolving Credit Agreement, dated February 15, 2008 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein, Bank of America, N.A., as the Administrative Agent, and certain other Agents (terms defined therein being used herein as therein defined), and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the Advance specified below:

(a) The Borrowing Date, which shall be a Business Day, of the proposed Advance is             , 200    .

(b) The aggregate amount of the proposed Advance is U.S.$            .

(c) The Class of the proposed Advance will be a [Dollar Revolving] [Multi-Currency Revolving] Advance.

(d) The Type of the proposed Advance will be a [Base Rate] [Eurocurrency] Advance.

[(e) The duration of the Interest Period for the Eurocurrency Advance included in the proposed Advance shall be              months.]

[(f) The Agreed Currency applicable to the Eurocurrency Advance shall be             .]

The undersigned hereby certifies that, after giving effect to the requested Advance hereunder, the applicable limitations relating to the requested Advance set forth in Section 2 of the Credit Agreement will not be exceeded.

[VISA INC.]
[VISA INTERNATIONAL SERVICE ASSOCIATION]
[VISA U.S.A. INC]

By:
Name:
Title:

1	Exhibit F

EXHIBIT G

FORM OF SWING LOAN BORROWING NOTICE

Date:

To:	[Sterling Swing Lenders]

[Yen Swing Lenders]

[Euro Swing Lenders]

[U.S. Swing Lenders)

[Bank of America, N.A.,

as Administrative Agent under

the Credit Agreement described below.]1

Ladies and Gentlemen:

The undersigned, [Visa Inc.] [Visa International Service Association] [Visa U.S.A. Inc.], refers to the Five-Year Revolving Credit Agreement, dated February 15, 2008 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein, Bank of America, N.A., as the Administrative Agent, and certain other Agents (terms defined therein being used herein as therein defined), and hereby gives you notice irrevocably, pursuant to Section 2.9 of the Credit Agreement, of the [Sterling Swing Loan] [Yen Swing Loan] [Euro Swing Loan] [U.S. Swing Loan] specified below:

(a) The Borrowing Date, which shall be a Business Day, of the proposed [Sterling Swing Loan] [Yen Swing Loan] [Euro Swing Loan] [U.S. Swing Loan] is                     ,         .

(b) The Agreed Currency applicable to the Swing Loan will be [Pounds Sterling] [Yen] [Euros] [Dollars].

(c) The aggregate amount of the proposed [Sterling Swing Loan] [Yen Swing Loan] [Euro Swing Loan] [U.S. Swing Loan] is                      .2

The undersigned hereby certifies that, after giving effect to the requested Swing Loan hereunder, the applicable limitations relating to the requested Swing Loan set forth in Section 2 of the Credit Agreement will not be exceeded.

[VISA INC.]
[VISA INTERNATIONAL SERVICE ASSOCIATION]
[VISA U.S.A. INC.]

By:
Name:
Title:

[1]	In the case of a request for a Euro Swing Loan only.
[2]	The principal Equivalent Amount of any Swing Loan shall be at least in a principal Equivalent Amount of U.S.$1,000,000 and an integral multiple of 1,000,000 units of Pounds Sterling, Yen, Euros or Dollars, as applicable.

1	Exhibit G

EXHIBIT H

FORM OF CONTINUATION/CONVERSION NOTICE

Date:

To:	To Bank of America, N.A.,
as Administrative Agent under
the Credit Agreement described below.

Ladies and Gentlemen:

The undersigned, [Visa Inc.] [Visa International Service Association] [Visa U.S.A. Inc.], refers to the Five-Year Revolving Credit Agreement, dated February 15, 2008 (as the same may be amended or modified, the “Credit Agreement”), among Visa Inc., Visa International Service Association, Visa U.S.A. Inc., the Lenders named therein, Bank of America, N.A., as the Administrative Agent, and certain other Agents (terms defined therein being used herein as therein defined), and hereby gives you notice irrevocably, pursuant to Section 2.10 of the Credit Agreement, of the [conversion] [continuation] of the Advances specified below:

(a) The Conversion/Continuation Date is                     ,     .

(b) The Class of the Loan to be [converted] [continued] is a [Dollar Revolving] [Multi-Currency Revolving] Loan.

(c) The aggregate amount of the Advances to be [converted] [continued] is U.S.$            .

(d) The Advances are to be [converted into] [continued as] [Base Rate] [Eurocurrency] Advances.

[(e) The Agreed Currency applicable to the Eurocurrency Advance shall be             .]

[(f) The duration of the Interest Period for the Eurocurrency Advances included in the [conversion] [continuation] shall be      months.]

[VISA INC.]

[VISA INTERNATIONAL SERVICE ASSOCIATION]
[VISA U.S.A. INC.]

By:
Name:
Title:

3	Exhibit H